Exhibit 99

-- WITH LOGO -- TO BUSINESS AND MEDICAL EDITORS:

                Pfizer Inc First-Quarter 2004 Performance Report

                         Pfizer Delivers Strong Results
                                      ---
           Quarterly Revenues Increase 47 Percent to $12.487 Billion,
              Reflecting Growth from Inclusion of Post-Acquisition
 Results of Pharmacia and Pharmaceutical Industry's Broadest Product Portfolio
                                      ---
              First-Quarter Reported Net Income of $2.331 Billion;
                   First-Quarter Reported Diluted EPS of $.30
                                      ---
               First-Quarter Adjusted Income* of $3.976 Billion;
                  First-Quarter Adjusted Diluted EPS* of $.52
                                      ---
       Quarter Marked by Completion of Esperion Therapeutics Acquisition,
              Presentation of Favorable Clinical Data on Lipitor,
              Inclusion of Pfizer in Dow Jones Industrial Average
                                      ---
 Pfizer Remains On Track to File an Industry-Record 20 Major NDAs in 2001-2006
                                      ---
          Pfizer Patient Assistance Programs Deliver Nearly 2 Million
         Prescriptions to Low-Income, Uninsured Patients During Quarter
                                      ---
                      Strong Performance Targeted in 2004

    NEW YORK, April 20 /PRNewswire-FirstCall/ -- Pfizer today reported financial results for the first quarter of 2004. Prior-year results reflect legacy Pfizer only, given the April 16, 2003, close of the Pharmacia acquisition.
    "Pfizer's results in the first quarter reflect the continued strong performance of the Company's deep and broad product portfolio, including the contribution of products added through our successful acquisition of Pharmacia a year ago," said Hank McKinnell, chairman and chief executive officer. "During the quarter, we also achieved important milestones in bringing the next generation of Pfizer medicines to patients through new product filings and approvals as well as continued progress in advancing promising candidates in every stage of our research and development pipeline."
    First-quarter revenues grew 47 percent to $12.487 billion. Revenue growth was driven by the inclusion of post-acquisition results of legacy Pharmacia products, strong performances across a broad range of products, and the weakening of the U.S. dollar relative to other currencies.
    The Company's human pharmaceutical operations generated revenues of $11.041 billion, up 46 percent, in the first quarter. Sales of Pfizer's Consumer Healthcare business were $804 million, up 39 percent. Pfizer's Animal Health sales increased 59 percent in the period to $428 million.
    Pfizer reported net income in the quarter of $2.331 billion ($.30 per diluted share). The operating results of the to-be-divested in-vitro allergy and autoimmune diagnostic testing business, European generics businesses, surgical ophthalmic products, and certain non-core European Consumer Healthcare products have been reclassified as discontinued operations. As a result of this restatement, Pfizer's first-quarter 2004 and first-quarter 2003 revenues were reduced by $150 million and $19 million, respectively.
    Reported net income and reported diluted earnings per share included non-cash charges of $1.513 billion relating to purchase accounting for the acquisitions of Pharmacia, Esperion, and two animal-health businesses, merger-related costs of $126 million, and a certain significant item of $19 million, all on an after-tax basis. Excluding these items and discontinued operations, adjusted income* grew 58 percent to $3.976 billion, and adjusted diluted EPS* increased 27 percent to $.52, compared to the same period in 2003.

         Significant Accomplishments in Enhancement of Current Products
                    and Approval and Launch of New Products

    "Pfizer demonstrated continued strong performance in the first quarter, driven by our industry-leading clinical investment, successful partnering initiatives, and good tactical execution," said Karen Katen, executive vice president of the company and president of Pfizer Global Pharmaceuticals.
    Eleven products -- Lipitor, Norvasc, Zoloft, Celebrex, Neurontin, Zithromax, Viagra, Diflucan, Zyrtec, Bextra, and Xalatan -- achieved revenues of more than a quarter of a billion dollars in the quarter. Pfizer's cardiovascular portfolio continues to benefit from investment in clinical research that supports the superior value of our medicines. Lipitor, the world's largest-selling pharmaceutical, had revenues in the quarter of $2.497 billion, up 19 percent. Quarterly revenues for Norvasc, the fourth-largest-selling pharmaceutical and largest-selling antihypertensive in the world, grew 16 percent to $1.141 billion.
    "Four of the world's eleven best-selling medicines are marketed by Pfizer, and fourteen of our medicines lead their therapeutic areas," Ms. Katen continued. "Pfizer is aggressively rounding out its portfolio of blockbusters with specialty products focused on meeting urgent medical needs, such as in oncology and ophthalmology.
    "Our company continues to lead the worldwide pharmaceutical industry, both through the success of an unparalleled portfolio of leading medicines and through our initiatives to help patients get the medicines they need," Ms. Katen continued. Under Pfizer's innovative disease-management program Florida: A Healthy State, more than 110,000 Medicaid patients suffering from asthma, hypertension, heart failure, diabetes, and related conditions have received personalized counseling, health education, and home health aids. At the same time, Florida has been able to cut its Medicaid spending. Another example is the introduction of a pilot program in the U.K., in partnership with the Department of Health, designed to improve the health of elderly patients suffering from congestive heart failure.
    "Our medicines and people improve the lives of millions of patients around the world," Ms. Katen said. "We are striving to help millions more overcome barriers to receiving the medicines they need." In the U.S., the Pfizer for Living Share Card has provided more than a half million members with affordable access to medicines, with nearly five million prescriptions filled to date.
    Performance milestones for marketed products during 2004 include the following:

    Lipitor
    -- Lipitor continues to maintain its position as the leading statin. The share of U.S. total prescriptions of lipid-lowering drugs held by Lipitor was 43.4 percent in March 2004.

    -- This leadership is built on a solid record of efficacy, safety, and trust, strengthened by an expanding clinical database. Since the introduction of Lipitor in 1997, its effectiveness and safety have been supported in an extensive clinical program with more than 400 ongoing and completed trials involving more than 80,000 patients, as well as with more than 71 million patient years of experience.

    -- Presentations at the American College of Cardiology meeting in March highlighted significant new data on the efficacy and safety profile of
       Lipitor:

         - In ALLIANCE, a four-year clinical trial, treatment of coronary-heart-disease patients with Lipitor across the dosage range (10-80 mg) reduced their risk of adverse cardiovascular outcomes by 17 percent, including a reduction in non-fatal heart attacks of 47 percent, versus usual care. The trial also confirmed the safety of Lipitor.

         - A new analysis of the subgroup of patients with diabetes in the previously reported ASCOT trial showed that treatment with Lipitor 10 mg reduced the risk of a first cardiovascular event and associated procedures by 23 percent.

         - The REVERSAL study, an 18-month study of patients with coronary heart disease published in the Journal of the American Medical Association, showed that aggressive lipid lowering with Lipitor 80 mg, unlike moderate lipid lowering with Pravachol 40 mg, stopped the progression of atherosclerosis, as measured by intravascular ultrasound, with a comparable safety profile.

         - In PROVE-IT, a two-year study funded by Bristol-Myers Squibb, Lipitor 80 mg proved more effective than Pravachol 40 mg in lowering heart-attack victims' cholesterol levels, increasing survival, and preventing new heart problems, thereby reinforcing the results of the REVERSAL trial. The study demonstrated that the superior efficacy of Lipitor occurred very quickly after initiation of therapy.

    Caduet
    -- In January 2004, the dual therapy Caduet (Norvasc/Lipitor) became the first medicine approved by the FDA for the simultaneous treatment of high blood pressure and high cholesterol, the two leading risk factors for heart disease -- the leading cause of death in the U.S. Approximately 30 million people in the U.S. have both conditions, although fewer than 10 percent have achieved their recommended treatment goals for both blood pressure and cholesterol. The new medicine is available in multiple dosages to offer physicians a variety of treatment options. Pfizer plans to begin discussing Caduet with doctors in the U.S. next month.

    Lyrica (pregabalin)
    -- The Committee for Proprietary Medicinal Products of the E.U. adopted a positive opinion recommending marketing authorization of Lyrica (pregabalin) for the treatment of neuropathic pain and add-on therapy for partial epileptic seizures. Pfizer anticipates a final decision in the E.U. in June 2004. In the U.S., pregabalin is currently under FDA review for these conditions as well as for generalized anxiety disorder.

    Viagra
    -- With its solid record of efficacy and safety, Viagra continues to receive high levels of customer satisfaction and to set the clinical standard in the erectile dysfunction (ED) category. Despite new competition, Viagra received 77 percent of U.S. total prescriptions for ED products in March 2004.

    -- Earlier in April 2004, Pfizer announced the launch of the Value Card for Viagra. The new program offers men a convenient way to get a free Viagra prescription every time they fill six eligible prescriptions.

    -- A report in the February 2004 edition of the American Journal of Hypertension showed that Viagra improves ED in men treated for high blood pressure -- a condition commonly associated with ED.

    -- New research published in the Archives of Internal Medicine showed that Viagra is safe and effective in many men with congestive heart failure
       (CHF).

    Spiriva
    -- In January 2004, the FDA approved Spiriva HandiHaler for the long-term, once-daily treatment of bronchospasm associated with chronic obstructive pulmonary disease (COPD). This disease, which includes chronic bronchitis and emphysema, is primarily caused by smoking. An estimated 24 million people in the U.S. alone have this disease, but fewer than half have been diagnosed. The U.S. introduction of Spiriva is planned for mid-year. Spiriva is already being co-promoted by Pfizer and Boehringer Ingelheim, the company that discovered the product, in more than 40 countries.

    Aromasin
    -- In the Intergroup Exemestane Study (IES), published in the March 11,
       2004, issue of the New England Journal of Medicine, patients switching to Aromasin after 2-3 years of tamoxifen therapy experienced a 32-percent reduction in the risk of recurrence of breast cancer at three years, as compared to those continuing on tamoxifen. IES was ended early because of the significant demonstrated clinical benefit of Aromasin. Based on these results, Pfizer plans to ask the FDA to change the Aromasin label to include earlier use for women with breast cancer.

    Zyrtec
    -- In March 2004, the FDA approved a chewable tablet version of Zyrtec for treatment of seasonal and perennial allergic rhinitis and chronic idiopathic urticaria in children aged two years and older. This approval makes Zyrtec the first and only prescription antihistamine available in both syrup and chewable form.

    Inspra
    -- Inspra received approval in March 2004 in the Netherlands for heart-failure patients who have recently had a heart attack. The Netherlands will become the reference member state for the mutual recognition procedure in the E.U. Inspra was launched in the U.S. in January 2004.

    Zithromax
    -- The FDA approved Zithromax as a once-daily, three-day treatment for acute bacterial sinusitis (ABS). Many antibiotics commonly prescribed for ABS require 7-14 days of multi-dose therapy. The clinical efficacy of Zithromax 500 mg, taken once daily for three days, is comparable to a 10-day course of Augmentin, with Zithromax patients experiencing fewer side effects.

    Vfend
    -- Approval of a powder for oral suspension (POS) Vfend formulation was granted in the E.U. in the first quarter of 2004. Vfend POS was approved in the U.S. in December 2003.


         Key New Product Filings and Expansion of Development Pipeline
                       Highlight R&D Achievements in 2004

    "The first quarter of 2004 was a period of major achievement for Pfizer's R&D function," said Dr. John LaMattina, President, Pfizer Global Research and Development. "We continued to accomplish key regulatory objectives, including the Caduet and Spiriva approvals in the U.S., the positive opinion of the Committee for Proprietary Medicinal Products in the E.U. recommending marketing authorization for Lyrica (pregabalin), and the filings of Exubera and Daxas in the E.U. We expect additional milestones through 2004, as we progress toward our unprecedented goal of filing 20 major NDAs in the five-year period ending in 2006."
    Key product-development highlights so far in 2004 included the following:

    Exubera
    -- In February 2004, Aventis and Pfizer applied for European marketing approval for Exubera, an inhaled insulin product, in treating type 1 and type 2 diabetes. Exubera would be the first new route of administration for insulin in the 80 years since insulin injections were first introduced. Nearly 150 million people worldwide suffer from diabetes, a number expected to double in the next twenty years.

    Daxas (Roflumilast)
    -- In February 2004, Pfizer and Altana Pharma, the company that developed the type-4 phosphodiesterase inhibitor Daxas for COPD and asthma, applied for European approval for the product. Daxas is expected to be the first PDE-4 inhibitor approved for both conditions.

    Vfend
    -- Supplemental data for use of Vfend in treating invasive candidiasis and candidemia were submitted to the FDA in March 2004.

    Geodon
    -- In January 2004, Pfizer submitted a supplemental new drug application with the FDA requesting changes in the product information for Geodon. The filing requests inclusion of Geodon's lack of adverse effects on blood lipids and glycemic control and greater initial dosing flexibility, as well as modification of language regarding the drug's effect on heart rhythm.

    Fragmin
    -- In March, Pfizer submitted a supplemental new drug application with the FDA for use of Fragmin in the extended treatment of symptomatic venous thromboembolism (VTE) and in prevention of recurrent VTE in cancer patients.

    Viagra
    -- Viagra is under development for treatment of pulmonary arterial hypertension, a rare and often fatal disease that causes abnormally high blood pressure in the arteries of the lungs. The compound has recently been granted orphan drug status in Europe, which, upon filing, would entitle Pfizer to receive ten years of marketing exclusivity for this indication.

    Lipitor/Torcetrapib
    -- In a study published in the April 8, 2004, issue of the New England
       Journal of Medicine, treatment of 10 patients having low levels of HDL
       (good) cholesterol with torcetrapib 120 mg daily increased plasma concentrations of HDL cholesterol by 46 percent. Treatment of nine low-HDL-cholesterol patients with torcetrapib 120 mg and Lipitor 20 mg daily increased their HDL cholesterol by 61 percent. Lipitor/torcetrapib combination therapy is in advanced clinical development for cholesterol disorders.

    Esperion Therapeutics
    -- During the first quarter of 2004, Pfizer completed the acquisition of Esperion Therapeutics, a biopharmaceutical company focused on development of HDL-cholesterol-targeted therapies for the treatment of cardiovascular disease. Phase 2 results of a clinical study showed a statistically significant reduction in plaque volume in patients with acute coronary syndrome at the end of six weeks of treatment with an Esperion compound, ETC-216. Esperion also has a second biopharmaceutical compound, ETC-588, in Phase 2 and a number of early-stage compounds.

    Advanced-stage clinical studies are continuing for the injectable COX-2-selective inhibitor Dynastat for pain and inflammation; Exubera, an inhalable form of insulin for type 1 and type 2 diabetes under co-development, co-manufacture, and co-marketing with Aventis, with the participation of Nektar Therapeutics; varenicline for smoking cessation; Lipitor-torcetrapib for cholesterol disorders; lasofoxifene for osteoporosis and other indications; indiplon for insomnia, under co-development with Neurocrine Biosciences, Inc.; Macugen for macular degeneration, under co-development with Eyetech Pharmaceuticals, Inc.; Daxas (roflumilast) for chronic obstructive pulmonary disease and asthma, under co-development with Altana Pharma; capravirine for HIV/AIDS; a Zithromax/chloroquine combination for malaria; sumanirole for Parkinson's disease; asenapine for schizophrenia and bipolar disorder, under co-development with Akzo Nobel's Organon healthcare unit; edotecarin for colorectal cancer; and SU-11248, an angiogenesis inhibitor for treatment of gastrointestinal stromal tumors and other cancers.


                         Strong Growth Targeted in 2004

    David Shedlarz, executive vice president and chief financial officer, noted, "Our unparalleled product portfolio, our operational capabilities, and our financial depth and flexibility give Pfizer a strong platform for growth in 2004. With a solid first quarter behind us, our targets for strong financial performance throughout 2004 remain unchanged -- revenue of about $54 billion, adjusted income* of $16.3 billion, and adjusted diluted EPS* of $2.13 -- with achievement of these targets subject to the many variables cited in the Disclosure Notice found in this report, including foreign exchange.
    "Also unchanged is the accounting implicit in those targets. Our stated targets for 2004 have always been based, and continue to be based, upon the definitions of adjusted income* and adjusted diluted EPS* reflected in first-quarter 2004 financial reporting. As such, they exclude the contribution of planned divestitures and include the expense of milestone payments to development partners. For comparison purposes, first-quarter 2003 adjusted income* and adjusted diluted EPS* have been restated to conform to the 2004 format.
    "We continue to project merger-related cost synergies in 2004 of about $3.4 billion and still plan to spend about $7.9 billion in R&D during 2004. Our current targets for 2004 reported net income of $11.9 billion and for 2004 reported diluted EPS of $1.55 reflect additional in-process research and development expenses for Esperion and two animal-health-business acquisitions of $955 million, which were recorded in the first quarter."
    Mr. Shedlarz concluded, "Pfizer remains uniquely well-positioned to leverage past and future opportunities, reinforce our differentiation from others in the industry, and exploit both our operational flexibility and our proven abilities to execute."


        Pfizer Expands Its Efforts to Ensure Patient Access to Medicines

    During the first quarter of 2004, Pfizer made further progress in its initiatives to expand access to innovative medicines and to demonstrate good corporate citizenship:

    -- In the U.S. and throughout the developing world, Pfizer is working in partnership with non-governmental organizations to combat the HIV/AIDS pandemic and serious outbreaks of other diseases.

    -- Through its three patient-assistance programs -- the Pfizer for Living
       Share Card, Connection to Care, and Sharing the Care -- Pfizer provided more than 1.9 million prescriptions at low or no cost in the quarter.

    -- To respond to the challenges faced by Europe's aging population, Pfizer is engaged in a number of initiatives with governments, patients, physicians, and other stakeholders to ensure that future generations have access to the most modern preventive care and treatments, while reducing the burden on health and social-security systems.

    Dr. McKinnell concluded, "In 2004, Pfizer is continuing to build on our longstanding commitment to deliver outstanding business results while expanding access to innovative medicines and demonstrating good corporate citizenship. We recognize the critical role we play as the world's largest company committed to health care, a role now recognized by the inclusion of Pfizer in the Dow Jones Industrial Average, the world's best-known stock-market index. We are very proud of this milestone and the contributions being made by our 122,000 colleagues to advance our mission of becoming the world's most valued company to patients, customers, colleagues, investors, business partners, and the communities where we live and work."

    For additional details, please see the attached financial schedules, product revenue tables, and supplemental information.

    * "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted earnings per share excluding discontinued operations, the cumulative effect of a change in accounting principle, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. A reconciliation to reported net income and reported diluted EPS is provided within this document.


    DISCLOSURE NOTICE: The information contained in this document is as of April 20, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.
    This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health-care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare, and involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest-rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in its periodic reports on Forms 10-Q and 8-K.


                       PFIZER INC AND SUBSIDIARY COMPANIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

     (millions of dollars, except per common share data)

                                                 First Quarter       % Incr./
                                               2004        2003      (Decr.)*

    Revenues                                 $12,487      $8,506        47

    Costs and expenses:
     Cost of sales                             1,794       1,058        69
     Selling, informational
      and administrative expenses              3,933       2,740        44
     Research and development expenses         1,649       1,218        35
     Merger-related in-process research
      and development charges                    955          --        --
     Merger-related costs                        247          91       170
     Other (income)/deductions--net              780         183       327

    Income from continuing operations before
     provision for taxes on income,
     minority interests and cumulative effect
     of change in accounting principles        3,129       3,216        (3)

    Provision for taxes on income                809         761         6

    Minority interests                             2          --        --

    Income from continuing operations
     before cumulative effect of
     change in accounting principles           2,318       2,455        (6)

    Discontinued operations:
     Income from operations of
      discontinued businesses--net of tax         13          38       (66)
     Gains on sales of discontinued
      businesses--net of tax                      --       2,202        **

    Discontinued operations--net of tax           13       2,240       (99)

    Income before cumulative effect of
     change in accounting principles           2,331       4,695       (50)

    Cumulative effect of change in
     accounting principles--net of tax            --         (30)       **

    Net income                                $2,331      $4,665       (50)

    Earnings per common share--Basic:
      Income from continuing operations
       before cumulative effect of
       change in accounting principles       $   .31      $  .40       (23)
      Discontinued operations:
       Income from operations of
        discontinued businesses--net of tax       --          --        --
       Gains on sales of discontinued
        businesses--net of tax                    --         .36        **
      Discontinued operations--net of tax         --         .36        **
      Income before cumulative effect of
       change in accounting principles           .31         .76       (59)
      Cumulative effect of change in
       accounting principles--net of tax          --          --        --

      Net income                              $  .31      $  .76       (59)

    Earnings per common share--Diluted:
      Income from continuing operations
       before cumulative effect of change
       in accounting principles               $  .30      $  .40       (25)
      Discontinued operations:
       Income from operations of
        discontinued businesses--net of tax       --          --        --
       Gains on sales of discontinued
        businesses--net of tax                    --         .36        **
      Discontinued operations--net of tax         --         .36        **
      Income before cumulative effect of
       change in accounting principles           .30         .76       (61)
      Cumulative effect of change in
       accounting principles--net of tax          --          --        --
      Net income                              $  .30      $  .76       (61)

    Weighted average shares used to calculate earnings per common share:

       Basic                                 7,586.4     6,101.4
       Diluted                               7,678.5     6,161.7

     *  - Percentages may reflect rounding adjustments.
     ** - Calculation not meaningful.

    1. The above financial statement presents the three-month periods ended March 28, 2004 and March 30, 2003. Subsidiaries operating outside the United States are included for the three-month periods ended February 22, 2004 and February 23, 2003.

    2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP). Pharmacia's financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

    3. As required by Financial Accounting Standards Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the preliminary estimate of the portion of the purchase price allocated to acquired in-process research and development of $955 million was expensed in the three-month period ended March 28, 2004 (primarily relates to our acquisition of Esperion Therapeutics, Inc. on February 10, 2004 ($920 million)). A project-by-project valuation is being performed by independent valuation specialists to determine the fair value of research and development projects which were in-process, but not yet complete. Final valuations are expected to be completed as soon as possible but no later than one year from the respective acquisition dates. To the extent that our estimates need to be adjusted, we will do so.

    4. Other (income)/deductions-net includes amortization expense relating to intangible assets acquired from Pharmacia of $800 million for the three months ended March 28, 2004.

    5. During the first three months of 2004, we either sold or decided to sell certain businesses and product lines. Specifically, we agreed to sell our in-vitro allergy and diagnostics testing (Diagnostics) business for $575 million in cash (expected to close in the second quarter of 2004), and have decided to sell certain non-core consumer healthcare products marketed primarily in Europe, our surgical ophthalmic products and our European generic businesses. Diagnostics, our surgical ophthalmic products, our European generic businesses and certain of the non-core consumer healthcare products were acquired in connection with our acquisition of Pharmacia in April 2003. We have included the results of operations of these businesses and product lines in discontinued operations for three months ended March 28, 2004. Due to the timing of our acquisition of Pharmacia in April 2003, there were no results relating to the legacy Pharmacia businesses and product lines included in our consolidated results of operations for the three months ended March 30, 2003. The results of operations relating to certain legacy Pfizer non-core consumer healthcare products have been included in discontinued operations for the three months ended March 30, 2003. Gains on these transactions are recognized in the period in which the sale is completed.

    6. In March 2003, we sold the Adams confectionery business for $4.2 billion in cash ($1,824 million after-tax gain recognized), the Schick-Wilkinson Sword shaving business for $930 million in cash ($262 million after-tax gain recognized) and the Loestrin and Estrostep women's health product lines for $197 million in cash ($116 million after-tax gain recognized) with gains totaling $2,202 million for the three months ended March 30, 2003. In April 2003, we sold femhrt women's health product line for $160 million in cash and recognized the gain on the sale of this product in our second quarter 2003 results. The above financial statement reflects these businesses and product lines as discontinued operations for the three months ended March 30, 2003.

    7. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

    8. The financial results for the three-month period ended March 28, 2004 are not necessarily indicative of the results which ultimately might be achieved for the current year.


                       PFIZER INC AND SUBSIDIARY COMPANIES
                RECONCILIATION FROM REPORTED INCOME AND EARNINGS
               PER SHARE TO ADJUSTED INCOME AND EARNINGS PER SHARE
                                   (UNAUDITED)

    (millions of dollars, except per common share data)

                                                 First Quarter       % Incr./
                                               2004        2003      (Decr.)*

    Reported net income                       $2,331      $4,665       (50)

    Discontinued operations--net of tax          (13)     (2,240)      (99)

    Cumulative effect of change in
     accounting principles--net of tax            --          30        **

    Purchase accounting
     adjustments--net of tax                   1,513          --        **

    Merger-related costs--net of tax             126          56       126

    Certain significant items--net of tax         19          --        **

    Adjusted income                           $3,976      $2,511        58

    Reported diluted earnings
     per common share                         $  .30      $  .76       (61)

    Discontinued operations--net of tax           --        (.36)       **

    Cumulative effect of change in
     accounting principles--net of tax            --          --        --

    Purchase accounting
     adjustments--net of tax                     .20          --        **

    Merger-related costs--net of tax             .02         .01       100

    Certain significant items--net of tax         --          --        --

    Adjusted diluted earnings
     per common share                         $  .52      $  .41        27

    ** - Calculation not meaningful.
    Certain amounts and percentages may reflect rounding adjustments.

    1. The above financial statement presents the three-month periods ended March 28, 2004 and March 30, 2003. Subsidiaries operating outside the United States are included for the three-month periods ended February 22, 2004 and February 23, 2003.

    2. On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP). Pharmacia's financial results have been reported in Pfizer's financial reporting beginning on April 16, 2003.

    3. As required by Financial Accounting Standards Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4"), the preliminary estimate of the portion of the purchase price allocated to acquired in-process research and development of $955 million was expensed in the three-month period ended March 28, 2004 (primarily relates to our acquisition of Esperion Therapeutics, Inc. on February 10, 2004 ($920 million)). A project-by-project valuation is being performed by independent valuation specialists to determine the fair value of research and development projects which were in-process, but not yet complete. Final valuations are expected to be completed as soon as possible but no later than one year from the respective acquisition dates. To the extent that our estimates need to be adjusted, we will do so.

    4. On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As a result, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003.

    5. In 2004, we no longer exclude certain items from adjusted income. For example, copromotion charges and payments for intellectual property rights for unapproved products being developed by third parties and the contribution of divestitures were previously excluded from adjusted income. We have revised the 2003 adjusted income to conform to the 2004 presentation. Adjusted income and diluted earnings per common share as shown above exclude the following items:


       (millions of dollars)                                First Quarter
                                                          2004        2003
       Discontinued operations, pre-tax:
        Income from operations of discontinued
         businesses/product lines (a)                   $  (20)    $   (62)
        Gains on sales of discontinued
         businesses/product lines (a)                       --      (3,746)
        Total discontinued operations, pre-tax             (20)     (3,808)
        Income taxes                                         7       1,568
       Total discontinued operations--net of tax           (13)     (2,240)

       Cumulative effect of change in
        accounting principles--net of tax                   --          30

       Purchase accounting adjustments, pre-tax:
        In-process research and development charges (b)    955          --
        Intangible amortization and other (c)              803          --
        Total purchase accounting adjustments, pre-tax   1,758          --
        Income taxes                                      (245)         --
         Total purchase accounting
          adjustments--net of tax                        1,513          --

       Merger-related costs, pre-tax:
        Integration costs--Pharmacia (d)                   101          80
        Integration costs--Other (d)                         3           8
        Restructuring charges--Pharmacia (d)               143          --
        Restructuring charges--Other (d)                    --           3
        Total merger-related costs, pre-tax                247          91
        Income taxes                                      (121)        (35)
         Total merger-related costs--net of tax            126          56

       Certain significant items, pre-tax:
        Operating results of Legacy Pharmacia
         research facility held for sale (e)                32          --
        Total certain significant items, pre-tax            32          --
        Income taxes                                       (13)         --
         Total certain significant items--net of tax        19          --

       Total discontinued operations, cumulative
        effect of change in accounting principles,
        purchase accounting adjustments,
        merger-related costs and certain
        significant items--net of tax                   $1,645     $(2,154)

       (a) Included in Discontinued operations--net of tax.
       (b) Included in Merger-related in-process research and development charges.
       (c) Included primarily in Other (income)/deductions--net.
       (d) Included in Merger-related costs.
       (e) Included in Research and development expenses.


                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               FIRST QUARTER 2004
                                   (UNAUDITED)
                              (millions of dollars)

                                           QUARTER-TO-DATE
                          WORLDWIDE              U.S.           INTERNATIONAL
                                    %                   %                   %
                    2004    2003  Chg    2004   2003  Chg    2004   2003  Chg
    TOTAL
     REVENUES     12,487   8,506   47   7,149  5,433   32   5,338  3,073   74

    HUMAN PHARMA-
     CEUTICAL     11,041   7,546   46   6,462  4,882   32   4,579  2,664   72

    -CARDIOVASCULAR
     AND METABOLIC
     DISEASES      4,291   3,559   21   2,324  2,064   13   1,967  1,495   32
      LIPITOR      2,497   2,099   19   1,573  1,380   14     924    719   28
      NORVASC      1,141     983   16     489    436   12     652    547   19
      ACCUPRIL/
       ACCURETIC     191     170   12     125    113   10      66     57   16
      CARDURA        148     135   10       3      5  (48)    145    130   12
      CADUET          28       0   --      28      0   --       0      0   --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS     1,947   1,610   21   1,380  1,286    7     567    324   75
      ZOLOFT         810     758    7     644    620    4     166    138   21
      NEURONTIN      696     624   12     570    522    9     126    102   24
      GEODON          88      78   14      72     69    4      16      9  100
      XANAX/
       XANAX XR       86       0   --      25      0   --      61      0   --
      ARICEPT*        71      55   30       0      0   --      71     55   30
      RELPAX          30      32   (7)     16     25  (36)     14      7  100

    -ARTHRITIS
     AND PAIN      1,176      89   M+     828      0   --     348     89  290
      CELEBREX**     769      28   M+     558      0   --     211     28  662
      BEXTRA         270       0   --     244      0   --      26      0   --

    -INFECTIOUS AND
     RESPIRATORY
     DISEASES      1,234   1,088   13     723    705    3     511    383   33
      ZITHROMAX      466     549  (15)    335    427  (22)    131    122    7
      DIFLUCAN       304     285    6     176    163    8     128    122    4
      VFEND           64      35   81      27     18   45      37     17  121
      ZYVOX           97       0   --      73      0   --      24      0   --

    -UROLOGY         636     475   34     371    293   27     265    182   45
      VIAGRA         416     475  (12)    220    293  (25)    196    182    8
      DETROL/
       DETROL LA     206       0   --     145      0   --      61      0   --

    -ONCOLOGY        243       0   --     103      0   --     140      0   --
      CAMPTOSAR       91       0   --      81      0   --      10      0   --
      ELLENCE         80       0   --      17      0   --      63      0   --

    -OPHTHALMOLOGY   279       0   --      99      0   --     180      0   --
      XALATAN/
      XALCOM         279       0   --      99      0   --     180      0   --

    -ENDOCRINE
     DISORDERS       219       0   --      79      0   --     140      0   --
      GENOTROPIN     179       0   --      58      0   --     121      0   --

    -ALL OTHER       872     394  121     471    280   67     401    114  258
      ZYRTEC         299     293    2     299    293    2       0      0   --

    -ALLIANCE
     REVENUE***
      (Aricept,
       Bextra,
       Celebrex,
       Spiriva
       Rebif
       and Mirapex)  144     331  (56)     84    254  (67)     60     77  (23)

    CONSUMER
     HEALTHCARE      804     579   39     416    378   10     388    201   93


    ANIMAL HEALTH    428     269   59     199    129   55     229    140   63


    OTHER****        214     112   91      72     44   65     142     68  108

    On April 16, 2003, Pfizer completed its acquisition of Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America. Reported results of operations of Pfizer issued after completion of the acquisition have not been restated retroactively to reflect the historical results of operations of Pharmacia.

    *    - Represents direct sales under license agreement with Eisai
           Co., Ltd.
    **   - Includes direct sales under license agreement with Pharmacia in
           2003 prior to merger.
    ***  - Includes alliance revenue for Bextra and Celebrex under copromotion agreements with Pharmacia in 2003 prior to merger.
    **** - Includes Capsugel and PCS (in 2004 only).
    M+   - Change greater than one thousand percent.

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.


                                   PFIZER INC
                            SUPPLEMENTAL INFORMATION

    SHARES OUTSTANDING AND EPS INFORMATION:

                                                     1Q04        1Q03

    Shares Outstanding (millions) - Basic EPS     7,586.4     6,101.4
    Basic EPS                                        $.31        $.76
    Adjusted Basic EPS*                              $.52        $.41

    Shares Outstanding (millions) - Diluted EPS   7,678.5     6,161.7
    Diluted EPS                                      $.30        $.76
    Adjusted Diluted EPS*                            $.52        $.41

    QUESTIONS:

    OVERALL PERFORMANCE

    Q1)  What are Pfizer's financial targets for full-year 2004?

    A1) Our unparalleled product portfolio, our operational capabilities, and our financial depth and flexibility give Pfizer a strong platform for growth in 2004. With a solid first quarter behind us, our targets for strong financial performance throughout 2004 remain unchanged-revenue of about $54 billion, adjusted income* of $16.3 billion, and adjusted diluted EPS* of $2.13-with achievement of these targets subject to the many variables cited in the Disclosure Notice found in this report, including foreign exchange.

         Also unchanged is the accounting implicit in those targets. Our stated targets for 2004 have always been based, and continue to be based, upon the definitions of adjusted income* and adjusted diluted EPS* reflected in first-quarter 2004 financial reporting. As such, they exclude the contribution of planned divestitures and include the expense of milestone payments to development partners. For comparison purposes, first-quarter 2003 adjusted income* and adjusted diluted EPS* have been restated to conform to the 2004 format.

         We continue to project merger-related cost synergies in 2004 of about $3.4 billion and still plan to spend about $7.9 billion in R&D during 2004. Our current targets for 2004 reported net income of $11.9 billion and for 2004 reported diluted EPS of $1.55 differ from our targets for 2004 adjusted net income of $16.3 billion and for 2004 adjusted diluted EPS of $2.13 mainly due to projected incremental purchase-accounting-related intangible amortization/fixed asset depreciation of $2.3 billion, or $.30 per share; merger-related costs of $1.2 billion, or $.15 per share; and in-process research and development expenses for Esperion and two animal-health-business acquisitions of $955 million, or $.13 per share, which were recorded in the first quarter of 2004.

         Pfizer remains uniquely well-positioned to leverage past and future opportunities, reinforce our differentiation from others in the industry, and exploit both our operational flexibility and our proven abilities to execute.

    Q2) What impact do certain restatements have on Pfizer's 2003 and 2004 financial reporting?

    A2) Pfizer has classified certain revenues and expenses differently from prior performance reports. In accordance with generally accepted accounting principles applied in the United States, Pfizer has classified the results of businesses and product lines that the company intends to divest as Discontinued Operations and restated 2003 results accordingly. These are not restatements of errors in our financial statements. In addition, the company revised its definitions of adjusted income* and adjusted diluted EPS.* The major revision pertains to the inclusion of payments for co-promotion and intellectual-property rights in adjusted net income* and adjusted diluted EPS.* The previous 2003 measures have been restated accordingly. Pfizer's stated targets for 2004 have always been based, and continue to be based, upon the definition of adjusted income* and adjusted diluted EPS* reflected in first-quarter 2004 financial reporting. A reconciliation of the impacts of these classifications for the first quarter of 2003 follows:

                           Impact of Reclassifications
                               First-Quarter 2003
                    ($ in millions, except per-share amounts)

                                                    Adjusted      Adjusted
                                       Net Sales     Income*    Diluted EPS*
         Originally Reported             $8,525      $2,744         $.45
         Discontinued Businesses            (19)        (38)**      (.01)
         Certain Significant Items
            (Largely Intellectual -
             Property Milestone Payments)     0        (195)        (.03)
         Restated                        $8,506      $2,511         $.41

     Pfizer will provide similar reconciliations for the remaining three quarters of 2003 in the first quarter 2004 Form 10Q, to be filed with the SEC in May.

    ** Includes the results of operations (net of tax) of $5 million for certain
       Pfizer Consumer Healthcare product lines and $33 million for the 2003 discontinued businesses.


    PRODUCT PERFORMANCE / NEW PRODUCT DEVELOPMENT

    Q3)  How is Lipitor performing?

    A3) Worldwide sales of Lipitor totaled $2.497 billion in the first quarter of 2004, reflecting growth of 19%, compared to the same period in 2003. Lipitor is the best-selling treatment for lowering cholesterol and the best-selling pharmaceutical product of any kind in the world. With a 43.4% share and 9% growth in total prescriptions in the U.S. lipid-lowering market in March 2004, Lipitor continues to gain wide physician and patient acceptance based on its ability to bring the vast majority of patients to target cholesterol goals across the full dosing range. Lipitor Flexible Start provides physicians with the multiple starting doses that, used appropriately, can reduce LDL cholesterol by up to 50%.

         Despite the challenges of multiple new competitors (Crestor, Zetia, Vytorin/Inegy, and generics), we are more confident than ever that Lipitor will remain the cholesterol treatment that patients and physicians choose, and trust, most. Lipitor already provides physicians with a lipid-lowering treatment that has been proven to get the vast majority of patients to their lipid goals and provide significant impact on cardiovascular outcomes, with an excellent and trusted safety profile across the full dosing range. Despite Crestor launches in the U.K., Canada, the Netherlands, and recently in the U.S., Lipitor continues to post double-digit sales growth, including 14% sales growth in the U.S. in the first quarter of 2004, compared to the same period in 2003. In the U.S. specifically, at the similar point post-launch, Crestor is underperforming Lipitor and on a par with Zetia. Regarding Zetia, its market share in the U.S. in recent weeks has remained relatively flat at about 5%, indicating that it may have gained initial share from statin-intolerant patients (estimated at about 5% of the market). We remain confident Lipitor will maintain its status as the lipid-lowering agent of choice.

         Lipitor also has a growing body of evidence demonstrating benefit to patients by impacting disease progression and by reducing heart attacks and strokes (ASCOT, CARDS, REVERSAL, PROVE-IT). The safety profile and efficacy of Lipitor have been demonstrated in more than 400 ongoing and completed clinical trials involving more than 80,000 patients and in more than 71 million patient years of therapy. These results further support the unsurpassed record of Lipitor in cholesterol reduction, proven cardiovascular outcomes benefit, and patient safety across the full dosing range.

         Results from the Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) clearly highlight Lipitor's strong efficacy and safety profile. The ASCOT study showed that people with hypertension and normal to mildly elevated cholesterol levels taking Lipitor with their antihypertensive medication had 36% fewer fatal coronary events and non-fatal heart attacks, 27% fewer fatal and non-fatal strokes, and 21% fewer cardiovascular events and procedures than patients treated with placebo. As a result, the study was stopped two years early because of its favorable results. Lipitor patients reduced their risk for heart attacks beyond the risk reduction they already received by taking antihypertensive medicine.

         The Collaborative Atorvastatin Diabetes Study (CARDS) became the second Lipitor trial to end early because of efficacy (ASCOT was the first). The independent steering committee stopped the trial because the magnitude of benefit for the primary endpoint exceeded the pre-specified stopping rule. Preliminary results of the CARDS trial showed a significant reduction in heart attacks, strokes, and other coronary events in patients with type 2 diabetes with no previous history of heart disease or stroke but with some cardiovascular risk factors other than diabetes. We expect the results of CARDS to be announced at a major medical congress in 2004.

         Several clinical trials demonstrating Lipitor's efficacy on atherosclerosis progression and cardiovascular outcomes were reported at this year's American College of Cardiology (ACC) meeting held in March 2004. REVERSing Atherosclerosis with Aggressive Lipid Lowering (REVERSAL) is a major comparative trial that explores the benefits on atherosclerosis progression of aggressive lipid lowering with Lipitor 80 mg versus moderate lipid lowering using Pravachol 40 mg. Results from this trial were published in the Journal of the American Medical Association in March 2004. In REVERSAL, Lipitor halted the progression of atherosclerosis compared to Pravachol, which slowed the progression of disease. In addition, Lipitor demonstrated a greater impact on atherosclerosis progression even when the same LDL-cholesterol percentage reductions were achieved compared to Pravachol.

         The PROVE-IT trial, sponsored by Bristol-Myers Squibb and also reported at ACC, evaluated the same treatment regimen as in REVERSAL on cardiovascular morbidity and mortality in patients with acute coronary syndrome. The results of this study showed that patients treated with Lipitor 80 mg demonstrated early and significant protection against death and major cardiovascular endpoints versus less intensive treatment with Pravachol 40 mg. The reduction in clinical events with Lipitor was apparent as early as 30 days after the start of therapy and continued throughout the two-year duration of the study. The benefits were also consistent across the pre-specified subgroups, including patients with and without diabetes. These results were achieved in spite of the short study duration and the non-inferiority study design. As in REVERSAL, the safety profiles of Lipitor 80 mg and Pravachol 40 mg were comparable. The results of PROVE-IT were recently published in the New England Journal of Medicine. The outcomes data from PROVE-IT complement the results from the REVERSAL trial.

         The ALLIANCE trial, presented as a late-breaking clinical trial at ACC, evaluated the impact of aggressive lipid-lowering therapy with Lipitor across the full dosing range of 10 mg to 80 mg on cardiovascular events versus usual care. Patients treated with usual care received cholesterol-lowering therapies prescribed by their physicians, which included lifestyle changes such as modifications in diet, weight loss, exercise, and drug treatment, if necessary. ALLIANCE demonstrated that treatment with Lipitor resulted in a 47% reduction in non-fatal heart attacks and a 17% reduction in overall negative cardiovascular outcomes, including cardiac death, heart attacks, strokes, and hospitalizations, compared with current medical practice. More than 70% of the patients with coronary heart disease met or exceeded the clinical treatment LDL cholesterol goals of less than 100 mg/dL with Lipitor, versus only 40% with usual care. We expect the results of ALLIANCE to be published in the next few months.

         While the importance of lowering LDL levels is well-established, evidence increasingly suggests that there may be differences in the beneficial effects of one agent compared to another, even when similar LDL reductions are achieved. It has not been proven that the significant benefits demonstrated by Lipitor can be expected from lipid lowering with any other agent.

         There continues to be an opportunity for further growth of the cholesterol-lowering market. Of the tens of millions of Americans that are in need of medical therapy for high cholesterol, only one third are actually receiving treatment. Worldwide, millions of people with high cholesterol are not diagnosed, not treated, or treated with a dose inadequate to achieve cholesterol goals. Evolving treatment guidelines continue to encourage the use of statin therapy. The National Cholesterol Education Program III guidelines substantially increased the number of patients eligible for statin therapy, mainly through the inclusion of diabetic patients. Unfortunately, despite widespread acceptance of the guidelines by physicians, we have not seen a change in the diagnosis or treatment pattern, leaving patients untreated who could benefit markedly from cholesterol therapy.

    Q4)  How is Norvasc performing?

    A4) Norvasc sales grew 16% in the first quarter of 2004 to $1.141 billion, compared to the same period in 2003. Norvasc is the fourth-largest-selling drug in the world. Its success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina, and excellent safety and tolerability. Since its introduction in 1990, Norvasc has become the world's most-prescribed branded antihypertensive therapy. The product has been studied in more than 400,000 patients and has been used in more than 30 billion patient days of therapy worldwide. Recently approved labeling for Norvasc discusses the results of studies conducted with pediatric patients.

         Beyond Norvasc's current leadership, there continues to be an opportunity for growth. Hypertension affects about 50 million Americans and one billion people worldwide. In 2003, both the National Heart, Lung, and Blood Institute (NHLBI) in the U.S. and the European Society of Hypertension-European Society of Cardiology issued new hypertension guidelines that call for early and aggressive blood-pressure management and acknowledge that the majority of patients may require two or more medications to reach their blood-pressure targets. The new NHLBI guidelines include the Healthy People 2010 goal, which is to have 50% of hypertensive Americans reach the blood-pressure goal of 140/90 mm Hg or less. Currently 69% of American adults with hypertension are not at their blood-pressure goal.

         In December 2002, the NHLBI published results of the landmark Antihypertensive and Lipid Lowering Therapy to Prevent Heart Attack Trial (ALLHAT) in the Journal of the American Medical Association. The results of ALLHAT, which involved more than 42,400 high-risk hypertensive patients nationwide, support Norvasc as an excellent choice to help patients reach their blood-pressure goal. ALLHAT reconfirmed the efficacy and safety of Norvasc in a broad range of patients as well as the importance of lowering elevated blood pressure. Norvasc's results were consistent across all patient groups, including men, women, African-Americans, Hispanics, diabetics, and patients over age 65. Norvasc demonstrated results comparable to the diuretic chlorthalidone in the incidence of fatal coronary heart disease, non-fatal heart attacks, strokes, and death. The study found no differences from chlorthalidone in several areas of safety, including severe kidney disease, gastrointestinal bleeding, and cancer. Most hypertensive patients (63% in ALLHAT) require multiple medications to reach their targeted blood-pressure goal, showing the importance to doctors of having a range of medications available.

    Q5)  How is Inspra performing?

    A5) In October 2003, the FDA approved Inspra for the treatment of congestive heart failure in patients who have had a heart attack (post-myocardial-infarction, or post-MI). There were no sales in the first quarter of 2004 due to initial stocking of the wholesale trade in the fourth quarter of 2003. The field force began detailing the product in January 2004. Retail prescriptions are steadily increasing.

         Inspra received approval in the Netherlands in March 2004 to reduce the risk of cardiovascular mortality and morbidity in stable patients with left ventricular dysfunction and clinical evidence of heart failure after recent myocardial infarction. The Netherlands will act as the reference member state for further European approvals later this year through the E.U. mutual-recognition procedure. Launches will begin in Europe later in 2004. A filing for hypertension was submitted in Japan in May 2002.

         The approval of Inspra for post-MI heart failure is based on results of EPHESUS (Eplerenone Post-AMI Heart Failure Efficacy and Survival Study), which showed that Inspra significantly reduced deaths in post-MI heart-failure patients beyond standard therapy, which included angiotensin-converting-enzyme inhibitors (ACE inhibitors) and beta blockers. EPHESUS involved more than 6,600 hospitalized post-MI patients. There was a 15% reduction in the risk of death and a 13% reduction in hospitalization among post-MI heart-failure patients who received Inspra compared to placebo, in addition to standard treatment. EPHESUS was published in an April 2003 issue of the New England Journal of Medicine. Inspra was approved by the FDA for the treatment of hypertension in 2002. Given the significant mortality benefits seen in the EPHESUS trial, the promotional focus of Inspra is treatment of patients with post-MI heart failure.

         In addition, Inspra's effects were seen without the side effects of gynecomastia, impotence, and menstrual disorders associated with spironolactone. Inspra works by inhibiting the effects of aldosterone, a hormone that may contribute to the development and progression of hypertension and heart failure, including damage to blood vessels, the kidney, and the heart. Heart failure is a common, progressive disease that often occurs when the heart muscle is weakened after it has been injured from a heart attack or high blood pressure. We expect Inspra will become an essential component of the standard of care for the approximately 1.8 million post-MI heart-failure patients in the U.S. It is estimated that nearly five million Americans suffer from heart failure, and up to 500,000 new cases are diagnosed each year. Patients who have had a heart attack are five times more likely to develop heart failure than those who have not. Among patients over the age of 65, heart failure is the #1 reason for hospital admission and the leading cause of death. The costs to the health-care system for treating heart failure are estimated to be $20 billion to $40 billion annually.

    Q6)  How is Zoloft performing?

    A6)  Worldwide sales of Zoloft, a selective serotonin re-uptake inhibitor
         (SSRI), increased 7% to $810 million in the first quarter of 2004, compared to the same period in 2003. Zoloft is the most-prescribed SSRI in the U.S. It has proven efficacy, safety, and tolerability in treating mood and anxiety disorders and is approved for the broadest range of such disorders of any antidepressant. Zoloft is approved for six mood and anxiety disorders, including depression, panic disorder, obsessive-compulsive disorder (OCD) in adults and children, post-traumatic stress disorder (PTSD), pre-menstrual dysphoric disorder
         (PMDD), and social anxiety disorder (SAD). Zoloft is approved for acute and long-term use in all these indications with the exception of PMDD. This breadth of coverage is important from a clinical perspective, as these mental disorders are widespread and evidence significant co-morbidity. Depression and anxiety disorders affect approximately 20 million and 25 million Americans, respectively, with up to 58% of patients with depression also having an anxiety disorder during a 12-month period. Zoloft is the only approved agent for the long-term treatment of PTSD and SAD, an important differentiating feature because these disorders tend to be chronic.

         As an example of Zoloft's demonstrated safety, it has been proven safe for both the acute and long-term treatment of OCD in children and adolescents. In September 2003, the FDA issued an approvable letter to add safety information regarding the treatment of depression in children and adolescents, providing positive labeling on weight gain, which contrasts with the negative labeling provided to fluoxetine (Prozac).

         In December 2003, the U.K. Medicines and Healthcare Products Regulatory Authority (MHRA) mandated that all SSRIs, including Zoloft, and selective norepinephrine receptor inhibitors (SNRIs) be contraindicated in children and adolescents with major depression except for Prozac, which they believe shows a positive risk/benefit profile. An advisory panel reaffirmed that Zoloft is safe and effective in children and adolescents with OCD. Pfizer does not agree with the MHRA's conclusions or recommendation and is working with the authorities to review the existing data and ensure appropriate product labeling.

         The Zoloft pediatric clinical-trial database shows no suicides and suggests no causal relationship between Zoloft and suicide. The efficacy data from the two placebo-controlled trials of Zoloft in pediatric and adolescent depression, although short of the rigorous statistical threshold required for regulatory determinations of efficacy, showed substantial evidence of Zoloft's clinical effectiveness in pediatric and adolescent depression. The data from these studies have been published in the Journal of the American Medical Association. Population studies indicate that the use of SSRIs has been associated with a significant decline in the youth suicide rate in countries with distinctly different cultures and different methods for committing suicide. A distinct reduction averaging about 33% in suicide rate of youths has occurred in 14 countries over the past 14 years. We have shared all of our clinical-trial and post-marketing data with the FDA, and we welcome the opportunity for the FDA to air this issue publicly. All of Zoloft's pediatric data have been published, presented, or submitted for publication.

         After reviewing the results of a large, double-blind, placebo-controlled study that examined the safety and efficacy of Zoloft in depressed hospitalized patients with acute myocardial infarction or unstable angina, the FDA issued an approvable letter in December 2003.

    Q7)  How is Neurontin performing?

    A7) Sales of Neurontin, indicated for adjunctive therapy in epilepsy and, in some markets, certain forms of neuropathic pain, increased 12% to $696 million in the first quarter of 2004, compared to the same period in 2003. Almost 10 million patients have been prescribed Neurontin since its approval in 1994. Neurontin is available in more than 100 countries.

         Neurontin has been approved in more than 60 markets for treatment of a range of neuropathic-pain conditions. Pfizer is focusing both on educational initiatives targeted at improving the management of neuropathic pain and efforts to ensure that Neurontin is effectively prescribed and that the recommended dose of 1,800 mg per day is achieved over a period of 15 days. To support these efforts, new 600 mg and 800 mg scored tablets were introduced in the first quarter of 2004, making it easier for the patient to achieve the recommended dose of 1,800 mg/day. Since the launch of the scored tablets and our focus on the recommended dose of 1,800 mg/day, we have seen increases in tablet sales and increases in the number of physicians of all specialities (primary-care physicians, neurologists, and pain specialists) prescribing 1,800 mg/day.

         The FDA approved Neurontin in May 2002 for the management of neuropathic pain associated with post-herpetic neuralgia (PHN). PHN is most commonly described as a burning, stabbing, and shock-like pain in the area affected by herpes zoster, persisting at least three months after healing of the skin rash. Herpes zoster is a painful viral infection also known as shingles, the same virus that causes chickenpox in 95% of Americans by age 18. Following a bout of chickenpox, the virus lies dormant in nerve tissues. However, in an estimated one out of seven people over the course of a lifetime, the virus can reappear as shingles. In the U.S. alone, more than one million new cases of shingles are diagnosed each year. Approximately 10%-15% of all patients with shingles develop PHN, which, once established, can persist for many years. Neurontin is the first oral medication approved in the U.S. for this condition.

    Q8)  How is Xanax/Xanax XR performing?

    A8) Sales of Xanax/Xanax XR, the #1 selling benzodiazepine franchise in the world, were $86 million in the first quarter of 2004. The Xanax brand is marketed in 57 countries and is available in a variety of strengths -- its original tablet form, extended-release or sustained-release (XR or SR) tablets, and drops. Xanax XR is the first once-a-day benzodiazepine in the world. It was approved by the FDA in January 2003 and launched in the U.S. in June 2003. Xanax XR has been launched in Mexico, Spain, and other markets, and registration and launches continue in key markets.

    Q9)  How is Aricept performing?

    A9) Aricept, approved for the treatment of symptoms of mild to moderate Alzheimer's disease (AD), continues to lead the AD market with a 65% worldwide market share, $1.4 billion of audited sales in 2003, and more than one billion cumulative patient days of therapy prescribed. In the U.S., both new and total Aricept prescriptions have been growing despite the recent launch of a new competitor. Aricept's strong market leadership has been built on a large body of clinical evidence supporting its excellent efficacy and tolerability and a keen customer focus. About 10% of people over 65 suffer from AD, including 4.5 million Americans.

         Vascular dementia (VaD), the cognitive decline following a stroke, is the second most common form of dementia in most parts of the world. The filing in the E.U. for use of Aricept in treating VaD was submitted through the mutual recognition procedure in November 2002.

    Q10) How is Geodon performing?

    A10) Sales of Geodon totaled $88 million in the first quarter of 2004, up 14% compared to the same period in 2003. More than 3 million prescriptions have been written for Geodon for more than 615,000 patients worldwide. It has been approved in 64 countries and launched in the U.S., Germany, Spain, Brazil, and other major markets. Geodon is available in both an oral and a rapid-acting intramuscular dosage form. Schizophrenia affects approximately one in every 100 people and is among the most disabling of chronic mental illnesses, presenting in early adults and often persisting throughout adult life, with devastating effects on sufferers and their families.

         In clinical trials, Geodon was shown to be as effective as risperidone and olanzapine in controlling both positive and negative symptoms, with a lower incidence of extra-pyramidal side effects than risperidone and significantly less weight gain and adverse changes in other metabolic indices (lipid levels, glucose control) than olanzapine. A study published in the May 2003 issue of the Journal of Clinical Psychiatry showed that Geodon significantly improved the symptoms of patients when switched from other anti-psychotics, including olanzapine and risperidone. In addition, Geodon was shown to reverse some of the negative effects these agents had on body weight and metabolic parameters.

         Geodon has been approved in Brazil and Mexico for the treatment of acute mania in bipolar disorder. A recently completed clinical program supported a U.S. filing submission for this indication in October 2003. A recent study published in the American Journal of Psychiatry showed that Geodon rapidly controls acute mania in as little as two days, with sustained control throughout the study. In addition to providing rapid efficacy for this use, Geodon was found to be safe and well tolerated, with a low incidence of movement disorders.

         The February 2004 issue of Diabetes Care included a Consensus Statement on antipsychotic drugs, obesity, and diabetes. A panel of experts contributing to this statement, representing the American Diabetes Association, American Psychiatric Association, American Association of Clinical Endocrinologists, and North American Association for the Study of Obesity, heard presentations from experts and reviewed peer-reviewed published clinical and animal studies on the subject. The panel concluded that "there is considerable evidence, particularly in patients with schizophrenia, that treatment with second-generation antipsychotics (SGAs) can cause a rapid increase in body weight in the first few months of therapy that may not reach a plateau even after one year of treatment. There is, however, considerable variability in weight gain among the various SGAs." In summary, the highest levels of weight gain, diabetes, and dyslipidemia were seen with clozapine and olanzapine, intermediate levels with risperidone and quetiapine, and the lowest levels with aripiprazole and Geodon.

         Pfizer received a revised warnings statement proposal from the FDA, dated March 16, 2004, regarding a diabetes class warning relationship with atypical antipsychotic use. This proposal was in response to Pfizer's request of November 24, 2003, for class labeling that contained a summary of the relevant data and a proposal for Geodon labeling that did not include the class warning, but instead focused on Geodon's metabolic advantages. Evidence from short-term clinical trials has consistently demonstrated that Geodon has a weight-neutral profile overall. Short-term data also show that Geodon did not adversely affect patients' fasting insulin levels, the HOMA-IR insulin-resistance index, total cholesterol and triglyceride levels, and blood-sugar levels. In addition, several published studies indicate that the degree of risks for metabolic complication, including diabetes, can vary considerably among atypical antipsychotics. Pfizer is currently considering the wording of this request and will continue to work closely with the FDA to review this revised requested class-label change regarding risk for hyperglycemia and diabetes associated with several atypical antipsychotics. Pfizer's goal is to ensure that physicians and patients are best served by the inclusion of appropriate and correct prescribing information for Geodon.

    Q11) How is Relpax performing?

    A11) Relpax, an oral 5HT 1b/1d agonist for the acute treatment of migraine, had sales of $30 million in the first quarter of 2004, a 7% decline from the comparable period in 2003, when initial stocking of the product occurred. The product has been launched in more than 25 countries, including the U.S., Japan, Italy, France, Germany, and Spain. Launched in the U.S., the largest migraine market, in March 2003 as the seventh triptan in a competitive category, Relpax has already surpassed three of its competitors and is achieving more than 6.6% of new prescriptions and strong formulary access. Relpax was launched in Japan in June 2002 and now has 28% of the triptan market there. In France, Relpax has about 14% of migraine prescriptions, is the #1 choice by neurologists, and has surpassed Imigran in sales.

         There are an estimated 28 million migraine sufferers in the U.S. and more than 72 million in major markets-approximately one in five women and one in 15 men-yet this disorder remains significantly underdiagnosed and undertreated. This unmet medical need results in significant pain and disability for the sufferer, a considerable impact on their family, and absenteeism and lost productivity in the workplace, costing American employers alone about $13 billion annually. With demonstrated medical marketing and sales expertise, Pfizer is reaching out to the large global population of migraine sufferers who can benefit from diagnosis and treatment with Relpax.

         In addition to an extensive clinical-trial program involving more than 11,000 patients worldwide, Pfizer has demonstrated its commitment to enhancing communication between physicians and migraine sufferers with the rollout of ID-Migraine. This validated screener enables busy primary-care physicians to identify untreated migraine sufferers using three simple questions. In a study published in the journal Neurology, Dr. Richard Lipton and colleagues discuss the scientific work that has been done to validate IDMigraine and the utility of such a tool in identifying untreated sufferers.

         Currently in the U.S., many migraine sufferers self-treat with over-the-counter (OTC) medications, such as non-steroidal anti-inflammatory drugs (NSAIDs). These medications are often not effective when used to treat moderate and severe migraine attacks, so it is not surprising that two-thirds of sufferers report being dissatisfied with their current treatment. Published data demonstrate that Relpax 40 mg provides better and more sustained relief from the symptoms of migraine than sumatriptan. Two controlled studies published in late 2003 demonstrate that Relpax 40 mg also provides significantly more sustained relief than zolmitriptan or naratriptan. In addition to its demonstrated efficacy and tolerability as a first-line treatment for migraine, data show that Relpax 40 mg is an excellent treatment option for patients who had previously failed to obtain adequate relief with other prescription or OTC migraine medications, such as Excedrin Migraine, NSAIDs, Fiorinal/Fioricet, Imitrex, and Maxalt. Relpax 40 mg was also well tolerated in these patients, a finding that is consistent with a large safety review published in the October edition of Headache.

    Q12) How is Celebrex performing?

    A12) Sales of Celebrex totaled $769 million in the first quarter of 2004. Celebrex is the #1 COX-2-specific inhibitor in the world, having the broadest range of approved indications. It provides strong efficacy, excellent tolerability, and a proven safety profile in providing relief for the pain and inflammation of osteoarthritis (OA), rheumatoid arthritis (RA), acute pain, and primary dysmenorrhea. Since its launch in 1999, Celebrex has accumulated more than 10 million patient years of use and more than 149 million prescriptions worldwide, demonstrating efficacy and tolerability among a patient population whose need for long-term, effective relief of pain and inflammation is great and growing. In 2003, about 23.5 million U.S. total prescriptions were written for Celebrex, which made it the #1 prescribed arthritis brand.

         A recent study published in the Journal of Rheumatology demonstrated that Celebrex had a significantly longer duration of use than both Vioxx and nonselective NSAIDs. Patients taking Celebrex stayed on medication two months longer than those taking Vioxx and five months longer than nonselective NSAID users, which, the authors assert, "can be an indication of treatment effectiveness and/or drug acceptability."

    Q13) How is Bextra performing?

    A13) Sales of Bextra totaled $270 million in the first quarter of 2004. Since launch in April 2002 for the relief of the pain and inflammation of osteoarthritis (OA) and rheumatoid arthritis (RA) and for the treatment of primary dysmenorrhea, U.S. physicians have dispensed approximately 15.5 million total Bextra prescriptions to more than 5 million arthritis and dysmenorrhea patients. In February 2004, Bextra achieved a 9.4% share of new prescriptions in the U.S. NSAID market. The new-prescription market share of Pfizer's COX-2 franchise has grown from 18.9% in 2001 for Celebrex alone, to 24.6% in February 2004 for Celebrex and Bextra. Bextra received marketing approval in the E.U. in May 2003 for treatment of OA, RA, and primary dysmenorrhea. Bextra has also received an acute-pain indication in certain markets.

         Bextra offers once-daily dosing for OA and RA patients. The product has a significantly lower incidence of endoscopically detected gastroduodenal ulcers versus traditional NSAIDs (naproxen, ibuprofen, and diclofenac) and significantly less dyspepsia versus naproxen.

         The U.S. regulatory submission for Bextra in the treatment of migraine with or without aura in adults was completed in November 2003. Additional Bextra studies in acute pain for a U.S. supplemental filing are expected to be completed in 2004.

    Q14) What is the status of Dynastat?

    A14) Pfizer's portfolio of COX-2-specific pain relievers is expanding with the addition of Dynastat (parecoxib), the first injectable COX-2. The product provides rapid and long-lasting pain relief for post- surgical and acute-pain patients, offering the COX-2 safety and efficacy profile to new targets in pain management. Dynastat, which becomes Bextra after injection, provides a unique opportunity to offer seamless COX-2-specific-inhibitor pain therapy in those markets with an acute-pain indication. This characteristic gives clinicians the opportunity to use Dynastat in the perioperative setting and discharge patients from the hospital with a prescription for Bextra. Patients experience fewer opioid side effects following surgery, with reduced hospital resource utilization and recovery time.

         Dynastat has already been launched in 30 countries and is expected to be launched in an additional six countries in 2004. Advanced clinical trials continue in acute pain, with a filing expected soon in the U.S.

    Q15) How is Zithromax performing?

    A15) Sales of Zithromax, the world's largest-selling antibiotic, decreased 15% to $466 million in the first quarter of 2004, compared to the same period in 2003. The performance is primarily due to a weak respiratory season in the U.S. during the first quarter. Zithromax is recognized by physicians for its broad efficacy, compliance advantages, favorable side-effect profile, and a good-tasting liquid formulation for children to treat common respiratory-tract infections.

         Zithromax continues to revolutionize antibiotic treatment in the U.S. with the only available single-dose treatment for otitis media. The Zithromax Tri-Pak provides the only three-day regimen for the treatment of acute bacterial exacerbations of chronic obstructive pulmonary disease (COPD), with the product given at a dose of 500 mg once daily. COPD is responsible for 500,000 hospitalizations in the U.S. per year. Zithromax is recommended for first-line treatment for community-acquired pneumonia.

         In January 2004, Pfizer announced that the FDA had approved Zithromax as a once-daily, three-day treatment for acute bacterial sinusitis
         (ABS). Zithromax is the only antibiotic approved as a three-day treatment regimen for ABS, an acute infection of the sinuses most often caused by the pathogens Streptococcus pneumoniae, Haemophilus influenzae, or Moraxella catarrhalis. Approximately 20 million Americans develop ABS annually, with symptoms that generally last longer than 10 days and perhaps as long as one month. Sinus-related illness results in an estimated 25 million physician visits and associated healthcare costs of up to $6 billion. In one randomized, double-blind study, Zithromax 500 mg taken once daily was compared with the antibiotic Augmentin (amoxicillin/clavulanate) 500/125 mg three times daily for 10 days. Clinical efficacy for the three-day dosage of Zithromax was comparable to 10 days of Augmentin. Furthermore, 99% of patients taking Zithromax once daily for three days completed the course of therapy, versus 82% for Augmentin. To date, Zithromax has increased its market share in ABS from 13% to 19% in the U.S. following the mid-February launch.

         Malaria afflicts about 300 million people worldwide, mainly in developing countries, and leads to more than one million deaths annually. Zithromax is being studied as a possible treatment of drug-resistant malaria. Phase 2 clinical tests showed that Zithromax and chloroquine combined are about three times as effective against malaria as either drug alone. Phase 3 studies are underway.

    Q16) How is Diflucan performing?

    A16) Sales of Diflucan, the leading systemic antifungal in the world, increased 6% to $304 million in the first quarter of 2004, compared to the same period in 2003. The product treats fungal infections often present in critically ill, hospitalized patients, as well as fungal infections of the mouth (thrush), throat, and esophagus. It is also effective as a single-dose oral treatment for vaginal candidiasis. Diflucan sales were adversely impacted by the entry of generic oral fluconazole products after Diflucan lost patent exclusivity in much of Europe in March 2003. Diflucan has now lost patent protection in Japan, the U.K., and Germany. In the U.S., the FDA granted Diflucan six months of patent exclusivity until July 29, 2004, as a result of pediatric testing.

    Q17) How is Zyvox performing?

    A17) Sales of Zyvox totaled $97 million in the first quarter of 2004. Physicians worldwide are gaining greater experience with Zyvox in treating serious Gram-positive infections. The product has a novel mechanism of action that stops the initial stage of bacterial protein production, without which bacteria cannot multiply. This uniqueness means there is no cross-resistance with other antibiotics. Zyvox is available in intravenous, tablet, and oral-suspension formulations. This convenient dosing allows some patients dosed intravenously in the hospital to return home and initiate on the oral form of Zyvox at the earliest appropriate time.

         The Centers for Disease Control and Prevention estimate that nosocomial (hospital-derived) infections cost nearly $5 billion a year and contribute to more than 88,000 deaths annually. The increasing incidence of infections caused by methicillin-resistant Staphylococcus aureus (MRSA) and multi-drug-resistant enterococci, and the associated morbidity and mortality, have renewed the major challenge of managing Gram-positive pathogens in the hospital setting and demand appropriate attention and intervention.

         New indications are being pursued for Zyvox to address limited therapeutic options and unmet needs. In July 2003, Zyvox was approved by the FDA for the treatment of diabetic foot infections, without concomitant osteomyelitis, caused by Gram-positive bacteria, including resistant strains such as MRSA. Foot ulcer is a potentially serious complication that threatens an estimated 15% of the 17 million people with diabetes in the U.S. Among diabetes patients who develop a foot ulcer or wound, approximately 6% will be hospitalized because of the infection or other ulcer-related complications. Serious infections can lead to long-term debilitation and, in the most severe cases, amputation. Diabetes is the leading cause of non-traumatic lower-extremity amputations in the U.S.

         Emerging data showing advantages of Zyvox versus the glycopeptides vancomycin and teicoplanin continue to be presented at scientific conferences and published in peer-reviewed medical journals. In October 2003, important new data were presented at the Infectious Diseases Society of America meeting. In one study, Zyvox was shown to be more effective than vancomycin in treating patients with complicated skin and soft-tissue infections caused by MRSA. The study also showed shorter intravenous therapy and reduced hospital stays among patients treated with Zyvox.

         Two retrospective analyses from two prospective, randomized, double-blind studies have recently been published, showing the advantage of Zyvox versus vancomycin in patients with MRSA nosocomial pneumonia. The first, published in Chest in November 2003, found that initial therapy with Zyvox was associated with significantly better survival and clinical-cure rates than vancomycin in patients with nosocomial pneumonia due to MRSA. The second, published in February 2004 in Intensive Care, showed that initial Zyvox therapy was associated with significantly better clinical-cure and survival rates than initial vancomycin therapy in patients with MRSA ventilator-acquired pneumonia.

         In January 2004, the results of a randomized, controlled, open-label, multi-center study comparing Zyvox to teicoplanin were published in the Journal of Antimicrobial Chemotherapy. Teicoplanin is a glycopeptide product available outside the U.S. The authors concluded that Zyvox was clinically superior to teicoplanin in the treatment of Gram-positive infections.

    Q18) How is Vfend performing?

    A18) Sales of the antifungal Vfend increased 81% to $64 million in the first quarter of 2004, compared to the same period in 2003. The product has been launched in 37 countries, including the U.S. and most major overseas markets. It is indicated for primary treatment of acute invasive aspergillosis and salvage therapy for rare but serious fungal infections caused by the pathogens Scedosporium apiospermum and Fusarium spp. In Europe, Vfend is also approved for the treatment of serious, invasive, fluconazole-resistant Candida infections (including
         C. krusei). Vfend can be administered both orally and intravenously, unlike most current treatments, which are available in intravenous form only. This allows patients to step down in therapy from intravenous to oral administration and potentially allows the patient to be discharged from the hospital sooner. The product was launched in both oral and intravenous forms in August 2002 in the U.S. and in September 2002 in Europe. Vfend is already the leading hospital antifungal product in France and the second-leading hospital antifungal in Germany. In November 2003, Vfend was approved by the FDA for treatment of esophageal candidiasis. The product was approved by the FDA in December 2003 and by the EMEA in the E.U. in February 2004 in an oral-suspension dosage form suitable for patients unable to swallow the tablet. A supplemental indication for use of Vfend in treating invasive candidiasis and candidemia was submitted to the FDA in March 2004.

         In the largest prospective comparative clinical trial ever conducted in invasive aspergillosis, a deadly fungal infection occurring in immuno-compromised patients, 53% of patients who started therapy with Vfend had a successful response at 12 weeks, compared to 32% of those who started therapy with amphotericin B. In addition, Vfend offered patients a 22% relative survival benefit versus amphotericin B. The number of hospitalized patients at risk for serious fungal infections is growing, as more patients undergo bone marrow/stem cell and solid organ transplants, as well as aggressive chemotherapy for cancer and treatment for AIDS. Fungal infections in these immuno-compromised patients are associated with high morbidity and mortality and require prompt and effective treatment.

    Q19) How is Viagra performing?

    A19) Viagra is the world's most recognized pharmaceutical brand. Sales of Viagra for erectile dysfunction (ED) decreased 12% to $416 million in the first quarter of 2004, compared to the same period in 2003, reflecting the launch of two competitors in the U.S. market in the second half of 2003. In markets outside the U.S. where we have faced competition for more than a year, Viagra sales grew 8%. It is among the most widely prescribed medications, with more than 170 million prescriptions having been written since launch for more than 23 million men worldwide, including nearly 14 million men in the U.S.

         In those countries where competitive products have been on the market for more than a year, sales of Cialis have slowed or plateaued. As of January 2004, in Europe, where the ED market had grown 34% year-over-year, Viagra had a 64% market share versus 24% for Cialis and 12% for Levitra. In the U.S., Viagra continues to dominate the ED market. Weekly new prescriptions as of March 19, 2004, show that Viagra leads with 67% market share, followed by Cialis with 18% and Levitra with 15%. Viagra's share of U.S. total prescriptions was 79%, followed by Levitra and Cialis with market shares of 11% and 10%, respectively. In some markets where we capture prescription- switching dynamics, we see that many patients who have tried Cialis are returning to Viagra. In a study demonstrating onset of action for Viagra that was published in the September issue of Urology, 30% of men achieved erections within 14 minutes and more than half within 20 minutes. We expect Viagra to continue to lead the ED market due to its unsurpassed medical profile.

         The efficacy and safety of Viagra have been demonstrated in more than 130 clinical trials worldwide and in more than six years of real-world experience. Studies have shown that Viagra improves erections in up to 82% of men with ED and that 96% of Viagra users report being highly satisfied with the product. It has been used successfully in a broad spectrum of men, including those who suffer from depression, cardiovascular disease, type 1 and type 2 diabetes, radical prostatectomy, and spinal-cord injury.

         Future Viagra sales growth is expected to come from increased patient presentation and physician diagnosis. The ED market is significantly underdiagnosed and undertreated. While about half of American men age 40 to 70 are affected with ED to some degree, only one out of three men with ED in the U.S. and one out of ten such men worldwide are seeking treatment. Considering that ED may be a symptom of more serious medical conditions, continued public awareness is vital to improving overall men's health. Direct-to-consumer advertising has been effective in encouraging more men to see a physician and in generating brand loyalty for Viagra. A Value Card savings program for Viagra has been implemented to provide benefit to current Viagra patients and to help prompt undiagnosed men to seek treatment. After enrolling in the program, men who pay cash for their prescriptions or who are only partly reimbursed for their prescriptions can get a seventh free prescription after filling and paying for six, for the portion of their prescription paid for in cash.

         Viagra continues to be studied in pulmonary arterial hypertension
         (PAH). European regulatory authorities recently granted orphan-drug status for the use of Viagra, pending regulatory submission and approval, for the treatment of PAH, thus providing ten years of exclusivity for that indication. Findings of a study published in the July 2, 2003, issue of the Journal of the American College of Cardiology showed that adding Viagra to inhaled iloprost therapy improved exercise capacity and lung hemodynamics in patients with severe PAH. The results suggest the potential of Viagra for treatment of patients with PAH either as single or adjunctive therapy. Viagra is being studied for PAH in both children and adults.

    Q20) How is Detrol/Detrol LA performing?

    A20) Sales of Detrol/Detrol LA totaled $206 million in the first quarter of 2004. Detrol and Detrol LA are effective and well-tolerated treatments for overactive bladder (OAB) patients with the symptoms of urinary urge incontinence, urgency, and frequency. Detrol is the leading OAB product worldwide, and Detrol LA is an extended-release formulation taken once a day. More than 50 million patients worldwide suffer from OAB, including about one in 11 adults in the U.S. (17 million people). At least 16% of the U.S. population over age 40 report having chronic and troublesome symptoms of OAB. Detrol has been granted pediatric exclusivity by the FDA, extending the expiration of the composition-of-matter patent from March 2012 to September 2012.

    Q21) How is Camptosar performing?

    A21) Sales of Camptosar totaled $91 million in the first quarter of 2004. Because of the important survival benefit Camptosar provides, it is one of the standard treatments and one of the most widely studied therapies in colorectal cancer. It is a semisynthetic camptothecin derivative indicated as first-line therapy for metastatic colorectal cancer in combination with 5-fluorouracil and leucovorin and as second-line treatment for advanced colorectal cancer following failure with initial 5-fluorouracil-based therapy. Camptosar inhibits the activity of the enzyme topoisomerase 1, which is essential for cancer-cell division. Colorectal cancer is the second-leading cause of cancer deaths in the U.S. When detected early, 90% of colorectal-cancer patients survive five years or more. However, only 37% of colorectal cancers are diagnosed in early stages. The product is being studied in both neo-adjuvant and adjuvant settings for colorectal cancer and in more than 15 other tumor types.

         Only combination therapy with Camptosar has consistently proven to offer survival advantages in metastatic colorectal cancer. Patients receiving Camptosar have been proven to live significantly longer and, because it is generally well tolerated with manageable and noncumulative toxicities, they are more likely to remain on therapy. This has been recently shown in the Tournigand study, which demonstrated the potential to achieve median survivals in excess of 20 months using sequential first- and second-line therapies. The authors of the study suggested the need to consider treatment tolerability when establishing the sequence of agents.

         Camptosar is being successfully combined with Erbitux and Avastin, the first successful combinations of molecular-targeted agents with chemotherapy treatments. A recently published study showed a median survival of 20.3 months for patients receiving Camptosar/5-fluorouracil/leucovorin in combination with Avastin.

         Pfizer's commitment to oncology is demonstrated by the breadth and depth of our clinical-development efforts, with more than 510 clinical trials ongoing for marketed products and nearly 80 trials for new cancer agents in development.

    Q22) How is Aromasin performing?

    A22) Sales of Aromasin were $24 million in the first quarter of 2004. Aromasin is indicated for post-menopausal breast-cancer patients who have failed tamoxifen therapy. New data in a study published in the March 11, 2004, issue of the New England Journal of Medicine (NEJM) challenge the current standard of care for women with early breast cancer. The study showed that after using tamoxifen, the current standard in adjuvant breast-cancer treatment, for two to three years, women switched to Aromasin for the remainder of the five-year study had a 32% improvement in disease-free survival versus women who continued on tamoxifen. New prescriptions in the U.S. for Aromasin have nearly doubled in the weeks following the NEJM publication.

    Q23) How is Xalatan/Xalcom performing?

    A23) Sales of Xalatan/Xalcom totaled $279 million in the first quarter of 2004. In 2003, Xalatan/Xalcom became the first ophthalmic medicine to achieve $1 billion in annual sales (including 2003 sales of Xalatan/Xalcom prior to the acquisition of Pharmacia in April 2003). Xalatan, a prostaglandin indicated for the treatment of open-angle glaucoma and ocular hypertension, is the #1 prescribed glaucoma medication in all promoted markets, including the U.S., Europe, and Japan. It is the first and only prostaglandin with a first-line indication for the treatment of elevated eye pressure. Xalcom consists of Xalatan with the beta blocker timolol.

         Glaucoma is a group of eye diseases, characterized by elevated intraocular pressure (IOP), damage to the optic nerve, and visual-field loss, that can lead to blindness if not treated. An estimated 67 million people suffer from glaucoma worldwide, including 2-3 million Americans age 40 years and older. Each year, more than 100,000 people in the U.S. are diagnosed with glaucoma, of whom 90% have open-angle glaucoma, a disease with a pattern of vision loss associated with an increase in pressure in the eye.

         The Ocular Hypertension Treatment Study published in June 2002 in Ophthalmology demonstrated for the first time the benefit of treating ocular-hypertensive patients who have not yet developed glaucoma. Ocular hypertension is a major risk factor for glaucoma and a potential source of significant market expansion. By treating patients with IOP-lowering therapies, including Xalatan or other therapies, the study showed a 60% reduction over five years in the development of glaucoma.

         Future Xalatan/Xalcom global sales growth will come through market expansion. While the U.S. glaucoma market has been experiencing low unit growth, about one third of diagnosed glaucoma patients are untreated. In addition, only 10-15% of ocular-hypertensive patients (a high-risk group for developing glaucoma, based on the study described above) are currently being treated in the U.S. Several comparative clinical trials and recent European Glaucoma Society guidelines support Xalatan use in newly treated patients before less efficacious and/or poorly tolerated therapies. Furthermore, Pfizer's targeted national patient communication in the U.S. will increase the treatment of diagnosed glaucoma and ocular-hypertensive patients.

    Q24) What is the status of Genotropin?

    A24) Sales of Genotropin totaled $179 million in the first quarter of 2004. Growth was driven by a continuing strong performance in the U.S. and continued high market share in the more slowly growing markets in Europe and Japan.

         Genotropin is the world's leading human recombinant growth hormone, with about one-third of the worldwide market. It is indicated for the long-term treatment of pediatric patients who have growth failure due to inadequate secretion of endogenous growth hormone or due to Prader-Willi syndrome, and for adult patients with growth-hormone deficiency. Growth-hormone deficiency affects thousands of children and 50,000-70,000 adult patients in the U.S. alone. Adults can be deficient as a continuation of childhood deficiency or as a consequence of brain trauma or cranial irradiation to treat cancer. In the U.S. and Europe, Genotropin is also approved for the long-term treatment of growth failure in children who are born small for gestational age (SGA) and fail to achieve catch-up growth by age two
          (U.S.) or four (Europe). Three percent of all babies are born SGA each year. While the majority catch up to normal height, as many as 10% do not. In Europe and Japan, Genotropin is also approved for patients with Turner syndrome, a genetic condition affecting one in every 3,000 girls, and for children with chronic renal insufficiency.

         In 2003, an upgrade to the Genotropin Pen (a growth-hormone injection device) was introduced in the U.S. and Europe. The new Genotropin Pen with Geno-Caps has been well received by endocrinologists, nurses, and patients. The launch of this new device in Japan is planned for the third quarter of 2004. New medical claims and improved devices are currently under investigation.

    Q25) What factors are driving Zyrtec's growth?

    A25) Sales of Zyrtec, the #1 branded antihistamine in the U.S. in new prescriptions, grew 2% to $299 million in the first quarter of 2004, compared to the same period in 2003. Revenue and prescription gains were achieved despite the 16% decline in year-to-date new prescriptions in the antihistamine market due to the availability of multiple over-the-counter (OTC) branded and private-label loratadine (Claritin) products since December 2002.

         Zyrtec's growth in this declining market can be attributed in part to strong performance in a broad range of formulations-tablets, syrup, and the 12-hour decongestant formulation-for both adult and pediatric patients. The product remains the only prescription antihistamine with a syrup formulation and, as of March 2004, became the only prescription antihistamine with a chewable formulation as well. The FDA approval of Zyrtec Chewable Tablets represents another significant advance for pediatric patients who suffer from seasonal and perennial allergic rhinitis and chronic idiopathic urticaria. Zyrtec Chewable Tablets are approved for children as young as two years old but will be aimed at the important pediatric market of children six and older who have outgrown syrups and are not yet ready to swallow tablets. Currently, a prescription bridge formulation does not exist for children as young as two years old. Zyrtec Chewable Tablets are grape-flavored and will be available in 5 mg and 10 mg strengths for dosing flexibility by physicians. The new formulation expands upon Zyrtec's existing leadership within the pediatric segment, which includes an indication to treat seasonal and perennial allergic rhinitis and urticaria in children 2-11 years old and an indication to treat perennial allergic rhinitis and chronic idiopathic urticaria in infants as young as six months old.

         Zyrtec-D 12 Hour is still the only prescription oral antihistamine/decongestant combination medicine approved to treat both perennial indoor and outdoor allergies as well as nasal congestion. With 30% of all allergy sufferers also experiencing nasal congestion, and with decongestant combinations accounting for more than 15% of total U.S. antihistamine prescriptions, a significant opportunity exists for Zyrtec-D.

         Underlying Zyrtec's strong sales performance is the differentiation of its efficacy relative to other products, prescription or OTC. Pfizer and UCB Pharma, who discovered Zyrtec, have substantial published data demonstrating the superior performance of Zyrtec versus Claritin, including two two-day environmental-exposure-unit studies in which Zyrtec provided twice the overall symptom relief of Claritin. More recently, new data demonstrating Zyrtec's performance versus Allegra in a two-day environmental-exposure unit were published in the January/February 2004 issue of Allergy and Asthma Proceedings. Zyrtec's efficacy is one of the primary reasons that Zyrtec is now also the #1 prescribed antihistamine among allergists and pediatricians in new prescriptions.

    Q26) How is Spiriva performing?

    A26) Spiriva, which was discovered and developed by Boehringer Ingelheim
         (BI), is the first once-a-day inhaled bronchodilator treatment for chronic obstructive pulmonary disease (COPD) and a significant advance over other treatment options. Spiriva has been successfully introduced by Pfizer and BI in more than 40 countries, including Germany, the U.K., and Spain, where Pfizer records a portion of Spiriva revenue as alliance revenue. Worldwide sales in 2003 were $284 million. In the U.S., Spiriva was approved by the FDA in January 2004 and will be available in pharmacies by mid-year.

         COPD is a chronic respiratory disorder that includes chronic bronchitis and emphysema and is characterized by limited airflow accompanied by symptoms such as dyspnea (shortness of breath), cough, wheezing, and increased sputum production. In the U.S. alone, there are approximately 17 million sufferers of COPD, although up to 50% remain undiagnosed. Patients often suffer symptoms for many years before being diagnosed and getting appropriate treatment. Long-term smoking is the most frequent cause of COPD, accounting for 80%-90% of all cases. COPD is the fifth-leading cause of death worldwide and the fourth-leading cause of death in the U.S.

         Spiriva's early success is driven by a strong efficacy profile, including 24-hour relief of COPD symptoms with once-daily inhaled dosing. The product is positioned as first-line maintenance treatment in all severities of COPD. The inclusion of Spiriva as first-line maintenance treatment in the most recent update of the Global Initiative for Chronic Obstructive Lung Disease (GOLD) guidelines further reinforces this positioning. GOLD guidelines are the most-referenced COPD treatment/practice guidelines worldwide.

         A major unmet need in COPD is the ability to slow or halt disease progression. The UPLIFT (Understanding the Potential Long-term Impact of Function with Tiotropium) trial, which began in 2003, aims to determine the impact of Spiriva on disease progression by assessing the rate of decline in lung function in 6,000 COPD patients over four years. Enrollment of patients in this global study was recently completed. Results are expected in 2008.

         Another key treatment aim in COPD concerns shortness of breath, the most common reason for which patients consult a physician. Trapped air in the lungs is a major contributor to shortness of breath in COPD patients. A recent trial demonstrated that four weeks of treatment with Spiriva reduces the amount of air trapped in the lungs. The author likened the improvement seen with Spiriva to improvements seen after lung-volume-reduction surgery in COPD. The article was published in the November 2003 issue of Chest.

    Q27) How is Rebif performing?

    A27) Rebif (interferon beta 1-a) has been shown to decrease the frequency of clinical exacerbations and to delay the accumulation of physical disability associated with relapsing forms of multiple sclerosis (MS). The product was discovered and developed by Serono and is co-promoted by Pfizer and Serono in the U.S. Rebif represents another best-in-class Pfizer neurological product and complements Pfizer's market leadership in the epilepsy, neuropathic-pain, and Alzheimer's-disease categories.

         Rebif was launched by Serono in March 2002 after Rebif made history by breaking orphan-drug status of Avonex by showing superior efficacy, the first time a drug ever broke orphan-drug status based on efficacy. Pfizer began co-promoting the product in the U.S. in October 2002 and records a portion of Rebif revenue as alliance revenue. Rebif has been the fastest-growing MS drug in the U.S. since its launch and has shown steady increases in prescription share-almost 18% new-prescription market share and more than 14% total-prescription share since launch. Rebif passed Betaseron in new-prescription share during December 2003.

         MS is a chronic inflammatory condition of the nervous system and is the most common non-traumatic neurological disease in young adults, affecting about 350,000 Americans. While symptoms of MS can vary, the most common include blurred vision, numbness or tingling in the limbs, and problems with strength and coordination. The relapsing forms of the disease are the most common.

         In late 2003, data from the PRISMS study were presented at the European Committee for Treatment and Research in Multiple Sclerosis meeting. These data support the long-term benefit on relapses, disability, and magnetic-resonance-imaging (MRI) outcomes and excellent tolerability of Rebif taken at the highest dose of 44 micrograms subcutaneously three times daily in the treatment of relapsing-remitting forms of MS. These data provide the most comprehensive long-term clinical and MRI assessment of a cohort of patients with relapsing forms of MS on interferon therapy and highlight the favorable risk/benefit ratio, both short-term and long-term.

         In the EVIDENCE trial, the incidence of flu-like adverse events in the Avonex group (53% prior to switching to Rebif) was greater than the flu-like adverse events in the Rebif group. When patients were switched to Rebif, 91% did not experience new flu-like side effects. The efficacy of Rebif versus Avonex was confirmed in a 50% reduction in annualized relapse rate when patients were switched from Avonex to Rebif.

    Q28) How is Caduet (Lipitor/Norvasc dual therapy) performing?

    A28) Caduet, dual therapy of Lipitor (atorvastatin) and Norvasc (amlodipine), was approved by the FDA on January 30, 2004, and achieved sales of $28 million in the first quarter of 2004. The product is indicated in the U.S. for use in patients for whom treatment with both amlodipine and atorvastatin is appropriate. The strengths of Caduet that will be available in the U.S. include 5 mg Norvasc/10 mg Lipitor, 5 mg Norvasc/20 mg Lipitor, 5 mg Norvasc/40 mg Lipitor, 5 mg Norvasc/80 mg Lipitor, 10 mg Norvasc/10 mg Lipitor, 10 mg Norvasc/20 mg Lipitor, 10 mg Norvasc/40 mg Lipitor, and 10 mg Norvasc/80 mg Lipitor. A supplemental filing was submitted to the FDA in March 2004 seeking approval for 2.5 mg Norvasc/10 mg Lipitor, 2.5 mg Norvasc/20 mg Lipitor, and 2.5 mg Norvasc/40 mg Lipitor. Pfizer will begin discussing Caduet with doctors in the U.S. next month.

         The first E.U. filing was submitted in France, the reference member state for Caduet, in the first quarter of 2004. We will be pursuing additional E.U. approvals for Caduet through the mutual recognition process. Caduet was approved in Brazil in February 2004.

         Recently presented clinical studies demonstrate the benefits of Caduet in helping patients achieve their hypertension and dyslipidemia goals. The Gemini study, presented at the American College of Cardiology meeting in March 2004, demonstrated that the atorvastatin/amlodipine single pill was effective in helping the majority of patients achieve both their blood pressure and LDL- cholesterol therapeutic goals, while being well tolerated. Results from the AVALON trial, presented at the International Society of Hypertension meeting in February 2004, also support the safety and efficacy of atorvastatin and amlodipine when administered in combination.

         We believe this product will make a significant contribution to the management of cardiovascular disease by treating two of the most common risk factors simultaneously. Current estimates indicate that 9 million deaths and more than 75 million lost healthy years of life annually may be attributed to suboptimal blood pressure or cholesterol levels globally. Guidelines advocate that patients at increased cardiovascular risk require early and aggressive management of multiple risk factors. Between 35% and 50% of patients with high blood pressure also suffer from high cholesterol, and vice versa. This accounts for about 29 million patients in the U.S. alone, of which 21 million have been diagnosed. Currently, only 10% of these patients are treated for both conditions and 43% are treated for neither. As evidenced by the early termination of the lipid-lowering arm of the Anglo-Scandinavian Cardiac Outcomes (ASCOT) trial, concomitant lowering of cholesterol and treatment of hypertension have significant benefit in reducing the risk of coronary heart disease.

    Q29) What is the status of Lyrica (pregabalin)?

    A29) Lyrica (pregabalin) received a positive opinion from the CPMP in the E.U. in March 2004 for the indications of peripheral neuropathic pain and add-on epilepsy. Final marketing authorization in the E.U. is expected by June 2004. A regulatory submission for use of pregabalin in treating diabetic peripheral neuropathy, post-herpetic neuralgia, and generalized anxiety disorder (GAD) and as adjunctive therapy in epilepsy was made in the U.S. in the fourth quarter of 2003.

         Pregabalin acts by modulating voltage-gated calcium channels in the central nervous system and thereby has the potential to treat a range of neurological, pain, and psychiatric disorders. It is effective in treating neuropathic pain, epilepsy, and GAD and will bring specific improvement over existing treatments in each condition due to the combination of efficacy, rapid onset of action, and ease of use. The efficacy of pregabalin has been demonstrated in nine pivotal trials in two types of neuropathic pain (post-herpetic neuralgia and diabetic peripheral neuropathy), three pivotal studies in epilepsy, five studies in treatment of acute GAD, and one long-term GAD prevention study. The product's enhanced potency and linear pharmacokinetic profile are expected to make dosing of pregabalin simpler for physicians and patients.

         In addition to the core indications included in the initial applications, we have generated positive data in fibromyalgia. Assuming a positive outcome of planned studies, we intend to submit a filing for pregabalin for a fibromyalgia indication.

    Q30) What is the status of indiplon?

    A30) Indiplon is a unique non-benzodiazepine GABA-A-receptor agonist selective for the alpha-1 subunit. Neurocrine Biosciences, Inc., and Pfizer are co-developing and will co-market indiplon in the U.S. for the treatment of transient and primary (chronic) insomnia. In addition, Pfizer has exclusive marketing rights to indiplon outside the U.S. and is currently investigating these opportunities. Both immediate-release
         (IR) and modified-release (MR) formulations are expected to be filed for approval. The IR formulation will help patients who have difficulty with sleep initiation, sleep duration, and middle-of-the-night awakenings. The MR formulation will address sleep-initiation, sleep-duration, and sleep-maintenance difficulties. Efficacy and safety studies completed to date indicate that the two formulations are efficacious and well-tolerated in both adult and elderly patients. Enrollment in all Phase 3 trials has been completed and includes more than 6,000 patient exposures, making indiplon the largest clinical program to date to be conducted for sleep.

         The prevalence of insomnia is quite high. In fact, 20-30% of people around the world suffer from insomnia, and 9-12% of insomniacs (about 100 million people) suffer chronically. Despite this high prevalence of insomnia, treatment rates remain very low. For example, approximately 40% of the U.S. population (about 85 million people) report one or more insomnia symptoms annually, while only about 5 million of these patients are being treated with a GABA-A receptor agonist.

    Q31) What is the status of Macugen?

    A31) In December 2002, Pfizer and Eyetech Pharmaceuticals, Inc., announced an agreement to jointly develop and commercialize Eyetech's Macugen. This product is an aptamer that selectively binds to and neutralizes vascular endothelial growth factor for potential treatment for age-related macular degeneration (AMD) and diabetic macular edema (DME). The leading cause of irreversible vision loss among Americans over 55, AMD occurs in both wet and dry form. The wet form accounts for approximately 200,000 new cases annually, with a prevalence of 1.2 million cases in the U.S. alone. Wet AMD is characterized by the growth of abnormal blood vessels into the area beneath the retina. DME affects roughly 100,000 Americans with diabetes each year and is the leading cause of blindness in adults under 55. The decreased vision that characterizes DME results from fluid and lipids leaking from retinal blood vessels. Eyetech's Phase 3 development program for wet AMD involves nearly 1,200 patients at 117 investigational sites, the largest clinical development program for this type of product. Positive Phase 3 results were recently announced at the American Academy of Ophthalmology.

    Q32) What is the status of Daxas (roflumilast)?

    A32) Daxas is a phosphodiesterase-4 (PDE-4) inhibitor, a class of compounds that provides anti-inflammatory action targeted to the lungs. Pfizer and our co-promotion partner Altana Pharma filed Daxas in the E.U. in February 2004 for both asthma and chronic obstructive pulmonary disease
         (COPD). We expect that Daxas will be the first PDE-4 inhibitor to gain regulatory approval for both these conditions.

    Q33) What is the status of Exubera?

    A33) Exubera is a novel treatment system for the non-invasive delivery of insulin that is being developed for adult patients with type 1 and type 2 diabetes through a collaboration between Pfizer and Aventis. Pfizer is also collaborating with Nektar Therapeutics, developers of the inhalation device and formulation process. The product combines a novel dry-powder formulation of a recombinant human insulin with a customized inhalation system. It is given before meals to reduce the meal-related spikes in glucose levels. Exubera demonstrates glucose lowering equivalent to insulin injections and, when used alone or in combination with oral agents, it improves glycemic control as compared to oral agents used alone. In March 2004, Pfizer and Aventis announced that the regulatory filing of Exubera in the E.U. had been accepted. Pfizer and Aventis have been working with the FDA to determine the appropriate timing for filing Exubera in the U.S.

         Diabetes is a growing health problem that currently affects about 150 million people worldwide and is projected to affect about 300 million people by 2025. A paper published in the October 8, 2003, issue of the Journal of the American Medical Association estimated that the lifetime probability of being diagnosed with diabetes for Americans born in 2000 is almost 33% for men and almost 39% for women. People with diabetes are at risk of significant complications, including cardiovascular disease, end- stage renal disease, blindness, and other complications that affect quality of life and productivity and result in significant cost to the worldwide health-care system. In the U.S. alone, the direct cost of diabetes in 2002 was $132 billion in medical expenditures and lost productivity. Improved glycemic control, as measured by hemoglobin A1c levels below 7%, has been shown to reduce many of the complications associated with diabetes. Despite this well-known fact, more than half of the people with diabetes are not at optimal glycemic control. Though insulin therapy alone or in combination with oral hypoglycemic agents improves glycemic control, the injection requirements of current insulin therapies are a huge barrier to its use and the attainment of good glycemic control.

    Q34) What is the status of varenicline?


    A34) Varenicline is an innovative compound for smoking cessation that will offer smokers a new opportunity to successfully quit. The quitting process is very challenging, and smokers need help in their efforts. Seven out of ten smokers are contemplating quitting or actively want to quit. However, only 3-5% of patients can quit on their own. Smokers attempting to quit experience nicotine cravings and can also experience withdrawal feelings from the satisfaction or pleasure they receive from smoking. Varenicline is designed to have a unique dual effect on smokers to reduce cravings for cigarettes and, if they do have a setback, to block the rewards from smoking. Varenicline is a partial agonist that is specific to the alpha 4-beta 2 (nicotinic) receptor. This is a different mode of action from available treatments, such as nicotine derivatives or antidepressants.

         In early Phase 2 trials, almost half of smokers treated with varenicline stopped smoking. The compound represents an advance over existing treatments in both efficacy and safety. Furthermore, varenicline enhances Pfizer's leadership in providing innovative products to treat cardiovascular risk factors and the complications often associated with smoking, including COPD. Varenicline is currently in Phase 3 development worldwide.

    Q35) What is the status of the Lipitor/torcetrapib program?

    A35) A combination product of Lipitor and torcetrapib, a cholesteryl ester transfer protein (CETP) inhibitor, is now in global Phase 3 clinical trials for dyslipidemia that include 12,000 patients and plans for enrolling 13,000 patients in mortality and morbidity trials. The objective of the Phase 3 program is to demonstrate improved efficacy and comparable safety of the combination product versus Lipitor alone in a wide range of patients with and without cardiovascular disease and across a variety of lipid abnormalities. The program is comprised of imaging trials that include intravascular ultrasound and carotid ultrasound, as well as a full range of blood-lipid efficacy studies. The program is designed to provide conclusive evidence of the benefits of raising HDL cholesterol through torcetrapib, in combination with the powerful LDL-cholesterol lowering and established benefits of Lipitor, above and beyond the well-demonstrated effects of Lipitor alone. Additional scientific and mechanistic studies are also underway to broaden our understanding of the effects of CETP inhibition on lipid metabolism and atherosclerosis. These studies represent a major commitment by Pfizer to significantly advance our understanding of lipids and atherosclerosis to provide an important new tool for patients and prescribers in preventing and treating the global burden of cardiovascular disease.

         The early Phase 2 study published in the April 8, 2004, issue of the New England Journal of Medicine is the first to assess the effects of CETP inhibition on lipid parameters in patients with low HDL cholesterol, as well as the first to assess these effects in patients who were also on the statin therapy Lipitor. The study found that CETP inhibition with torcetrapib produced very substantial HDL-cholesterol elevations, both when given alone and when taken with Lipitor. It also produced LDL-cholesterol lowering alone and additive to that provided by Lipitor. In addition, the combination of torcetrapib with Lipitor produced a shift toward larger LDL and HDL particles, which is likely to be beneficial. Torcetrapib was safe and well-tolerated in this study. While the study provides important initial information, Pfizer is now in the process of conducting large-scale Phase 3 clinical trials in many types of patients to provide comprehensive information on the efficacy and safety of torcetrapib when given in combination with Lipitor.

    Q36) What is the status of the in-vitro allergy and autoimmune diagnostic testing business?

    A36) On January 19, 2004, Pfizer announced that it had agreed to sell its in-vitro allergy and autoimmune diagnostic testing business for $575 million to Triton and PPM Ventures, Ltd. The transaction is subject to conditions, including regulatory approvals, and is expected to close in the second quarter of 2004.

    Q37) How did Pfizer's Animal Health business perform?

    A37) Sales of the Animal Health business increased 59% to $428 million in the first quarter of 2004, compared to the same period in 2003. These results reflect the addition of the Pharmacia product portfolio and were driven by strong performances by the companion-animal products Rimadyl, Revolution, and Clavamox/Synulox, and cattle biologicals, and by the favorable impact of the weakening U.S. dollar. These benefits were partially offset by the impact of the bovine spongiform encephalopathy issue (mad cow disease) in Canada and increased generic and branded competition. With the acquisition of Pharmacia, Animal Health now is the world leader in providing products to prevent and treat diseases in animals.

    Q38) How did Pfizer's Consumer Healthcare business perform?

    A38) Sales of the Consumer Healthcare business increased 39% to $804 million in the first quarter of 2004, compared to the same period in 2003. These results for Consumer Healthcare reflect the addition of the Pharmacia product portfolio; sustained sales strength for Listerine mouthwash, which benefited from the U.S. launch of a Natural Citrus flavor; and the favorable impact of the weakening U.S. dollar.

    FINANCIAL MATTERS

    Q39) What impact did foreign exchange have on revenues in the quarter?

    A39) The weakening of the U.S. dollar relative to other currencies, principally the euro, Canadian dollar, Japanese yen, Australian dollar, and British pound, favorably impacted the revenues of legacy Pfizer products in the first quarter of 2004 by $436 million and favorably impacted consolidated revenue growth by five percentage points. The revenues of legacy Pharmacia products do not affect the impact from foreign exchange, given their treatment as incremental volume.

    Q40) What cost synergies are anticipated from the Pharmacia acquisition?

    A40) Cost synergies resulting from the acquisition of Pharmacia totaled more than $800 million in the first quarter of 2004 and are expected to be about $3.4 billion in full-year 2004 and about $4 billion in full-year 2005. Synergies stem from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings. Merger-related expenditures (income statement and balance sheet) incurred during 2003-2005 to achieve these synergies are expected to be about $5.5 billion, pre-tax.

    Q41) What caused cost of goods sold to increase by 69% in the first quarter of 2004?

    A41) Cost of goods sold was impacted primarily by a change in product mix, given the addition of legacy Pharmacia's product portfolio, which has a higher product cost relative to legacy Pfizer's product portfolio. A second factor underlying the rate of growth in cost of goods sold was the impact of reflecting cost of goods sold activity for Celebrex and Bextra after the April 16, 2003, acquisition close, compared to reflecting alliance revenue for those products, which had no associated cost of goods sold, for co-promotion of Celebrex and Bextra prior to April 16, 2003. A third factor was the unfavorable impact of foreign exchange.

    Q42) What factors affected the 44% increase in selling, informational and administrative expenses and 35% increase in R&D spending in the first quarter of 2004?

    A42) The rates of expense growth principally reflect incremental expenditures associated with the consolidation of Pharmacia-related activity starting with the April 16, 2003, close of the acquisition and product support in light of new-product competition, partially offset by cost synergies from Pharmacia restructuring activities.

    Q43) What were the principal factors affecting other (income)/ deductions-net?

    A43)                                                ($ millions)
                                                       First Quarter
                                                    (Income)/Deductions
                                                      2004      2003
         Net Interest Income                           $0       ($34)
         Co-Promotion Charges and Payments
          for Intellectual Property Rights             --        255
         Amortization of Finite-Lived Intangibles     807          4
         Gains on the Sales of Product Lines           --        (17)
         Other                                        (27)       (25)
         Other (Income)/Deductions-Net               $780       $183

         Other (income)/deductions-net for the first quarter of 2004 reflect a significant increase in expenses, including $800 million in amortization of identifiable intangibles associated with the acquisition of Pharmacia. Consistent with purchase accounting, intangible assets are reflected on Pfizer's balance sheet at fair value. The income-statement impact reflects the amortization of these assets over their estimated useful lives (e.g., until patent expiration for a currently marketed product).

    Q44) What is Pfizer's effective tax rate for 2004?

    A44) Pfizer's effective tax rate in calculating adjusted income* for the first quarter of 2004 is 23.0%. This rate is lower than the rate of 24.1% recorded in the first quarter of 2003 due to changes in product mix and tax-planning initiatives.

    Q45) What is the status of Pfizer's share-purchase program?

    A45) Pfizer's financial strength and flexibility have allowed the company to purchase its stock over the past several years. We believe that purchase of our stock is an excellent investment opportunity. In December 2003, Pfizer announced an authorization to purchase up to $5 billion of additional stock, with such purchases to be completed by the end of 2004. Under the new authorization, Pfizer purchased about 1.1 million shares at a total cost of $37 million in the fourth quarter of 2003 and about 24.8 million shares at a total cost of about $912 million in the first quarter of 2004.

    Q46) Why does Pfizer disclose adjusted income* and adjusted diluted EPS*?

    A46) The company reports adjusted income* in order to portray the results of its major operations-the discovery, development, manufacture, marketing, and sale of market-leading prescription medicines for humans and animals, as well as many of the world's best-known over-the-counter products. We believe investors' understanding of the company's performance is enhanced by disclosing adjusted income,* defined as net income excluding discontinued operations, the cumulative effect of changes in accounting principles, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. Management itself analyzes the company's performance on this basis.

         We have excluded significant purchase-accounting impacts, such as those related to our acquisitions of Pharmacia and Esperion. These impacts can include charges for purchased in-process research and development, the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, and the incremental charges related to the amortization of finite-lived intangible assets and depreciation of fixed assets for the increase to fair value. We believe that excluding these non-cash charges provides a better view of the company's economic performance.

         The costs to integrate and restructure the operations of acquired businesses, such as Pharmacia, can be significant. We have excluded integration and restructuring costs from adjusted income* because these costs are unique to the transactions and typically occur over several years due to the global and highly regulated nature of our business.

         Pfizer excludes gains or losses on the sale of product lines of discontinued businesses as well as the related results of operations. While we review our businesses and product lines on an ongoing basis for strategic fit with our operations, we do not build or run our businesses with an intent to sell them and, therefore, we have excluded such gains or losses on sales of businesses or product lines from adjusted income.*

         Certain significant items represent substantive unusual or non-recurring items. For example, significant charges that relate to the settlement of legal matters would be considered a certain significant item.

         In 2004, we no longer exclude certain expenses from adjusted income.* For example, co-promotion charges and payments for intellectual-property rights for unapproved products being developed by third parties were previously excluded in the calculation of adjusted income.* We have revised 2003 adjusted income* to conform to this presentation.

         A reconciliation between actual first-quarter 2004 net income as reported under U.S. GAAP and adjusted income* is included in the attached financial schedule titled "Reconciliation From Reported Income and Earnings Per Share to Adjusted Income and Earnings Per Share."

    Q47) How will the Exposure Draft recently issued by the Financial Accounting Standards Board (FASB) on expensing employee stock options impact Pfizer?

    A47) On March 31, 2004, the FASB issued an Exposure Draft, Share-Based Payment - An Amendment of Statements No. 123 and 95. Adoption is required for Pfizer on January 1, 2005. This Exposure Draft requires that the fair value of an employee stock option be expensed pro rata over the vesting term. The fair value is to be determined using an option-pricing model, such as the Black-Scholes-Merton model or the binomial model. We are currently evaluating the 2003 pro-forma impact of the Exposure Draft. The Exposure Draft requires longstanding public companies to consider the use of the "lattice" model (for example, a binomial model), which requires the collection and analysis of data we do not ordinarily collect. In preparing the current footnote data, Pfizer employs the Black-Scholes-Merton model. Therefore, upon review of the Exposure Draft and the related model and assumptions, the net income and diluted EPS impacts may change from those previously presented. The historical pro-forma impact to Pfizer for the last three years of expensing stock options using the Black-Scholes-Merton model, as disclosed in our 2003 Financial Report, is as follows:

                    Net Income      Diluted EPS

         2003      $541 million         $.08
         2002      $518 million         $.08
         2001      $560 million         $.08

         During the first quarter of 2004, Pfizer issued its annual major stock-option grant to employees. The pro-forma expense related to this grant will be disclosed in our first-quarter 2004 Form 10-Q, which will be filed with the SEC in May.

    IMPROVING PATIENT ACCESS

    Q48) What initiatives is Pfizer supporting to ensure that patients have access to innovative medicines-both in the U.S. and worldwide?

    A48) Pfizer currently donates more medicines to patients than any other pharmaceutical company. We operate three significant access programs in the U.S. -- the Pfizer Share Card, Connection to Care, and Sharing the Care -- all designed to help low-income, uninsured patients gain access to our medicines. In addition, Pfizer has taken a leadership role in fighting HIV/AIDS. Pfizer is a member of the Global Business Coalition on HIV/AIDS as well as the Global Fund to Fight AIDS. Pfizer's CEO, Dr. Henry McKinnell, is a member of the U.S. Presidential Advisory Council on HIV/AIDS.

         a) Share Card: On January 15, 2002, we launched an innovative prescription benefit program called the Pfizer for Living Share Card. The program is designed to help a targeted group of patients access tools to manage their health. The program includes three elements: a membership card that enables patients to receive up to a 30-day supply of a Pfizer medicine for $15, a help line to assist low-income senior citizens in learning about other healthcare services and benefits, and easy-to-read health information on 16 common medical conditions. The Pfizer Share Card is available to Medicare enrollees with annual gross incomes of less than $18,000 ($24,000 for couples) who lack prescription-drug coverage or who are not eligible for Medicaid or any other publicly funded prescription benefit programs.

         In June 2003, we issued our first "Report to America" on the Pfizer Share Card experience in designing and implementing a meaningful prescription drug program for low-income Medicare beneficiaries. The response to the Pfizer Share Card has been overwhelmingly positive. 98% of enrollees reported being satisfied with the program. The report also showed that the Pfizer Share Card improves compliance with medicine. To date, more than 531,000 enrollees have filled more than 4.8 million Pfizer prescriptions.

         b) Donation of Medicines: Pfizer's Connection to Care is a comprehensive patient-assistance program providing free medicines to uninsured, low-income patients who are not eligible for public-assistance programs. For more than 30 years, Pfizer has worked directly with physicians on a case-by-case basis to provide medications to patients in need. The Connection to Care program provides access to leading Pfizer prescription medicines, including therapies for illnesses such as diabetes, hypertension, and depression. Nearly 22 million patients in the U.S. may be eligible for this program.

         c) HIV/AIDS: For several years, Pfizer has been working with a number of international organizations to battle HIV/AIDS in South Africa and many other developing nations of the world. The Diflucan Partnership Program was developed to offer Diflucan at no charge to HIV/AIDS patients in the 50 least-developed countries where the disease is most prevalent, as identified by the United Nations. Patient numbers and clinical sites continue to increase, with more than two million doses dispensed and more than 81,000 prescriptions processed. Over 11,000 health workers have been trained through our partnership with the International Association for Physicians in AIDS Care. The Ministry of Health of South Africa has cited the Diflucan Partnership Program as a model for donation programs. Patients now receive Diflucan through 780 medical facilities in 15 countries. In the 50 least-developed countries with an HIV prevalence of greater than 1%, roughly 12 million people are reported to be infected with HIV/AIDS. Although Diflucan is not a treatment for HIV/AIDS, it has proven highly effective in treating two opportunistic infections, cryptococcal meningitis and esophageal candidiasis, that afflict large numbers of people with HIV/AIDS.

         Ground has been broken for the Infectious Diseases Institute -- a Pfizer-funded, state-of-the- art treatment and training facility for HIV/AIDS at Makerere University in Kampala, Uganda. Scheduled for completion in 2004, the new facility will serve as a training center for hundreds of physicians working in HIV/AIDS care and prevention across Africa.

         In July, Pfizer announced a new agreement with the National Alliance of State and Territorial AIDS Directors to provide millions of dollars worth of antiretroviral medicines free or at greatly reduced prices to state programs serving low-income, uninsured, and underinsured people living with HIV/AIDS. This is in addition to our current patient-assistance programs that donate antiretroviral (Viracept and Rescriptor) and anti-infective (Diflucan, Vfend, and Zithromax) medicines for AIDS-related opportunistic infections to low-income, uninsured Americans. Pfizer and its Agouron subsidiary have also supported AIDS organizations in the U.S. that develop educational tools and provide services and resources for patients and their families.

         d) Trachoma Initiative: Since its founding in 1998, the International Trachoma Initiative (ITI), of which Pfizer is an active partner, has made measurable and meaningful progress toward its goal of helping to eliminate the world's leading cause of preventable blindness. Through September 2003, ITI-supported programs in nine countries in Africa and Asia delivered nearly 9.1 million Zithromax treatments to patients with active infections and reached millions people with health-education activities and more than 75,000 people with sight-preserving surgery. Data from Morocco, Tanzania, and Vietnam demonstrate that the program is having an overwhelming impact on this terrible disease: the prevalence of severe, inflammatory trachoma has been reduced in these countries by as much as 75%. During the fourth quarter of 2003, the company renewed its commitment to the ITI with a pledge to increase donations of Zithromax to 135 million doses over the next five years, a 15-fold expansion. In addition to the nine countries where the ITI has initiated trachoma programs, it plans to launch programs in an additional 10 countries.

         e) Other Therapies: Pfizer is making inroads against three of the world's most-feared diseases: malaria, severe acute respiratory syndrome (SARS), and pox viruses. We have a number of compounds that have shown activity against these deadly diseases. Phase 2 clinical trials against drug-resistant malaria using a combination of Zithromax and chloroquine, an older, commonly used malaria treatment, have shown very promising results. The combination has been shown to be three times more effective than either product alone. At least ten compounds have shown significant activity against the SARS virus in laboratory tests and have been designated for further development. In addition, we are sharing an experimental medicine with Harvard Medical School because of potential utility in treating smallpox. Although the commercial prospects for these medicines could be limited, we intend to make them available to those in need in the developing world using models developed for other Pfizer access programs.

    EVENTS FOR INVESTORS

    Q49) When is Pfizer's conference call?

    A49) Pfizer will be holding a conference call for analysts and investors to discuss first-quarter 2004 business performance at 1:00 PM today. To ensure universal access, the conference call will be simultaneously broadcast over Pfizer's corporate website (www.pfizer.com) and will be archived for seven days thereafter.


    * "Adjusted income," "adjusted basic earnings per share (EPS)," and "adjusted diluted EPS" are defined as reported net income, reported basic EPS, and reported diluted EPS excluding discontinued operations, the cumulative effect of a change in accounting principle, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. A reconciliation to reported net income and reported diluted EPS is provided within this document.